Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached hereto in accordance with Section 13.02, this “Agreement”) is made and entered into as of December 7, 2023 (the “Execution Date”), by and among the following parties:1

(i)

Pennsylvania Real Estate Investment Trust (“PREIT”), organized and existing under the laws of the Commonwealth of Pennsylvania, and certain of its direct and indirect subsidiaries listed on Annex A to the Restructuring Term Sheet and signatory hereto (the Entities in this clause (i), collectively, the “Company Parties”);

(ii)

the undersigned holders of, or investment advisors, sub-advisors or managers of discretionary accounts that hold, Prepetition First Lien Claims (the “Consenting First Lien Lenders”) that have executed and delivered counterpart signature pages to this Agreement or a Joinder to counsel to the Company Parties and counsel to the Ad Hoc Group of Lenders; and

(iii)

the undersigned holders of, or investment advisors, sub-advisors or managers of discretionary accounts that hold, Prepetition Second Lien Claims (the “Consenting Second Lien Lenders” and together with the Consenting First Lien Lenders, the “Consenting Lenders”) that have executed and delivered counterpart signature pages to this Agreement or a Joinder to counsel to the Company Parties and counsel to the Ad Hoc Group of Lenders.

RECITALS

WHEREAS, the Company Parties and the Consenting Lenders have in good faith and at arms’ length negotiated or been apprised of certain restructuring transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (including all exhibits, annexes, and schedules thereto, the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.01.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. Capitalized terms used but not defined in this Agreement have the meanings given to such terms in the Restructuring Term Sheet. The following terms shall have the following definitions:

“Ad Hoc Group’s Advisors” means (a) Paul Hastings LLP, as counsel to the Ad Hoc Group of Lenders (“Paul Hastings”), (b) Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Group of Lenders, (c) a local counsel to the Ad Hoc Group of Lenders to be identified, and (d) such other professionals that may be retained by or on behalf of the Ad Hoc Group of Lenders (including the retention of any such professional made by Paul Hastings), in each case referred to in this clause (d), with the consent of the Company Parties (not to be unreasonably withheld, conditioned, or delayed).

“Ad Hoc Group of Lenders” means that certain group of Prepetition First Lien Lenders and Prepetition Second Lien Lenders (and their respective Related Funds) represented by the Ad Hoc Group’s Advisors, as may be reconstituted from time to time.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached hereto in accordance with Section 13.02 (including the Restructuring Term Sheet, which is expressly incorporated herein and made a part of this Agreement).

“Agreement Effective Date” has the meaning set forth in Section 2.01.

“Agreement Effective Period” means the period from the Agreement Effective Date (or, in the case of any Consenting Lender that becomes a party hereto after the Agreement Effective Date, the date as of which such Consenting Lender executes and delivers a Joinder to counsel to the Company Parties and counsel to the Ad Hoc Group of Lenders) to the Termination Date.

“Alternative Restructuring” means (a) any sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, financing (including any debtor-in-possession financing or exit financing), use of cash collateral, liquidation, tender offer, asset sale, share issuance, recapitalization, plan of reorganization, share exchange, business combination, joint venture, partnership, or similar transaction involving any one or more Company Parties or any affiliates of the Company Parties or the debt, equity, or other interests in any one or more Company Parties or any affiliates of the Company Parties, other than as contemplated by this Agreement, including the Restructuring Term Sheet, or (b) any other transaction involving one or more Company Parties or any affiliates of the Company Parties that is an alternative to and/or materially inconsistent with the Restructuring Transactions.

“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to an Alternative Restructuring.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or interest in, any Company Party.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation” means entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to sections 1128 and 1129 of the Bankruptcy Code.

“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan.

“Consenting First Lien Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Second Lien Lenders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means PREIT and certain of its direct and indirect subsidiaries listed on Annex A to the Restructuring Term Sheet.

“Definitive Documents” means the documents listed in Section 3.01.

“DIP Agent” means the administrative agent under the DIP Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Credit Agreement, each of which shall be acceptable to the required lenders thereunder and the Company Parties.

“DIP Backstop” has the meaning set forth in the Restructuring Term Sheet.

“DIP Backstop Parties” means Redwood Capital Management, LLC and Nut Tree Capital Management, LLC (including their respective Related Funds that are signatories to the DIP Commitment Letter).

“DIP Commitment Letter” means that certain commitment letter, by and among certain of the Company Parties and each of the institutions identified on Schedule 1 thereto, as the same may have been amended, supplemented, or otherwise modified.

“DIP Credit Agreement” means the debtor-in-possession financing agreement by and among certain Company Parties, the DIP Agent, and the lenders party thereto setting forth the terms of the DIP Facility.

“DIP Documents” means, collectively, the DIP Credit Agreement and any other agreements, documents, and instruments delivered or entered into in connection therewith, including, without limitation, any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents.

“DIP Facility” means the loans under the debtor-in-possession financing facility on the terms and conditions set forth in the term sheet attached hereto as Exhibit C.

“Disclosure Statement” means the disclosure statement with respect to the Plan that is prepared and distributed to, among others, holders of Prepetition Second Lien Claims, in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law, and all exhibits, schedules, supplements, modifications, and amendments thereto.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement as a disclosure statement meeting the applicable requirements of the Bankruptcy Code and, to the extent necessary, approving the related Solicitation Materials, which order may be the Confirmation Order.

“Effective Date” has the meaning set forth in the Restructuring Term Sheet.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 10, 2020, among PREIT Associates, L.P., PREIT-Rubin, Inc., and PREIT, as borrowers, the other grantors party thereto, Wells Fargo Bank, National Association, as administrative agent, collateral agent, and Representative (as defined therein) for the Prepetition First Lien Secured Parties, Wells Fargo Bank, National Association, as administrative agent, collateral agent and Representative for the Prepetition Second Lien Secured Parties, and each additional Senior Representative (as defined therein) and Second Priority Representative (as defined therein) that from time to time becomes a party.

“Exit Facility Backstop Parties” has the meaning set forth in the Restructuring Term Sheet.

“Finance Documents” means, collectively, (a) the Prepetition First Lien Credit Agreement and the Prepetition Second Lien Credit Agreement, and (b) all other documents entered into, pursuant to, or in connection with, the foregoing documents in clause (a) of this definition (including, but not limited to, any cash management arrangements and ancillary facilities).

“Financing Orders” means any orders entered in the Chapter 11 Cases authorizing debtor-in-possession financing or the use of cash collateral (whether interim or final), which shall be consistent with this Agreement and the Restructuring Term Sheet.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine, in consultation with the Ad Hoc Group’s Advisors, are necessary or desirable to file.

“Governmental Entity” means any applicable federal, state, local, or foreign government or any agency, bureau, board, commission, court, or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization. For the avoidance of doubt, the term Governmental Entity includes any Governmental Unit (as such term is defined in section 101(27) of the Bankruptcy Code).

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit E.

“Milestones” means the milestones set forth in Exhibit A, as such may be extended in accordance with the terms of this Agreement.

“New Governance Documents” has the meaning set forth in the Restructuring Term Sheet.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership, or articles of organization) or which relate to the internal governance of such Person (such as by-laws or a partnership agreement, or an operating, limited liability company, or members agreement).

“Outside Date” shall be 11:59 p.m. ET on February 15, 2024.

“Parties” means the Company Parties and any Consenting Lender that becomes party to this Agreement in accordance with this Agreement.

“Permits” means any license, permit, registration, authorization, approval, certificate of authority, accreditation, qualification, or similar document or authority that has been issued or granted by any Governmental Entity or Third Party Association.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 8.01.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Entity, a Third Party Association, or any legal entity or association.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” means the joint plan of reorganization filed by the Debtors under chapter 11 of the Bankruptcy Code, including all appendices, exhibits, schedules, and supplements thereto, as may be modified from time to time in accordance with its terms and this Agreement.

“Plan Release” means customary mutual releases in favor of the Released Parties to be included in the Plan as set forth under the “Releases and Exculpation” section of the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders.

“Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, and any and all documents necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan subject to the Agreement, which shall be filed by the Debtors prior to the Confirmation Hearing, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions and be subject to the consent rights set forth in this Agreement and the Restructuring Term Sheet, where applicable.

“Prepetition First Lien Agent” means Wilmington Savings Fund Society, FSB, in its capacity as the successor administrative agent and collateral agent under the Prepetition First Lien Credit Agreement.

“Prepetition First Lien Claims” means the Prepetition Revolving Loan Claims and the Prepetition First Lien Term Loan Claims.

“Prepetition First Lien Credit Agreement” means that certain Amended and Restated First Lien Credit Agreement, dated as of December 10, 2020, among PREIT, as parent and as a borrower, PREIT Associates, L.P. and PREIT-Rubin, Inc., each as borrowers, the guarantors thereunder, the lenders from time to time party thereto, and the Prepetition First Lien Agent, as amended, supplemented, or otherwise modified from time to time.

“Prepetition First Lien Lender” means any holder of Prepetition First Lien Claims.

“Prepetition First Lien Loan Documents” means the “Loan Documents” as defined in the Prepetition First Lien Credit Agreement.

“Prepetition First Lien Loans” means the Prepetition Revolving Loans and the Prepetition First Lien Term Loans.

“Prepetition First Lien Secured Parties” means the Prepetition First Lien Agent, the Prepetition First Lien Lenders, and other secured parties under the Prepetition First Lien Credit Agreement and related loan documents.

“Prepetition First Lien Term Loans” means the “Term Loan” as defined in the Prepetition First Lien Credit Agreement.

“Prepetition First Lien Term Loan Claims” means any Claim on account of Prepetition First Lien Term Loans arising under or pursuant to the Prepetition First Lien Credit Agreement or the other Prepetition First Lien Loan Documents.

“Prepetition Revolving Loans” means a loan made by a “Lender” to the “Borrower”, each as defined in the Prepetition First Lien Credit Agreement, pursuant to section 2.1(a) of the Prepetition First Lien Credit Agreement.

“Prepetition Revolving Loan Claims” means any Claim on account of Prepetition Revolving Loans arising under or pursuant to the Prepetition First Lien Credit Agreement or the other Prepetition First Lien Loan Documents.

“Prepetition Second Lien Agent” means Wilmington Savings Fund Society, FSB, in its capacity as the successor administrative agent and collateral agent under the Prepetition Second Lien Loan Documents.

“Prepetition Second Lien Claims” means any Claim on account of Prepetition Second Lien Loans arising under or pursuant to the Prepetition Second Lien Credit Agreement or the other Prepetition Second Lien Loan Documents.

“Prepetition Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of December 10, 2020, among PREIT, as parent and as a borrower, PREIT Associates, L.P. and PREIT-Rubin, Inc., each as a borrower, the guarantors thereunder, the lenders from time to time party thereto, and the Prepetition Second Lien Agent, as amended, supplemented, or otherwise modified from time to time.

“Prepetition Second Lien Lenders” means any holder of Prepetition Second Lien Claims.

“Prepetition Second Lien Loans” means the “Term Loan” as defined in the Prepetition Second Lien Credit Agreement.

“Prepetition Second Lien Loan Documents” means the “Loan Document” as defined in the Prepetition Second Lien Credit Agreement.

“Prepetition Second Lien Secured Parties” means the Prepetition Second Lien Agent, the Prepetition Second Lien Lenders, and other secured parties under the Prepetition Second Lien Credit Agreement and related loan documents.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Reorganized Debtors” means the Debtors, or any successor(s) thereto, by merger, consolidation, acquisition of assets, or otherwise, as reorganized under the Plan.

“Related Fund” means, with respect to any Person, any fund, account, or investment vehicle that is directly or indirectly controlled or managed by (i) such Person, (ii) an affiliate of such Person, or (iii) the same investment manager, advisor, or subadvisor as such Person or an affiliate of such investment manager, advisor, or subadvisor.

“Released Parties” has the meaning set forth in the Restructuring Term Sheet.

“Requisite Consenting First Lien Lenders” means, as of the relevant date, Consenting First Lien Lenders who collectively hold at least 50.1% of the Prepetition First Lien Claims held by all Consenting First Lien Lenders.

“Requisite Consenting Lenders” means, as of the relevant date, the Requisite Consenting First Lien Lenders and the Requisite Consenting Second Lien Lenders.

“Requisite Consenting Second Lien Lenders” means, as of the relevant date, Consenting Second Lien Lenders who collectively hold at least 50.1% of the Prepetition Second Lien Claims held by all Consenting Second Lien Lenders.

“Restructuring Steps Memorandum” means the summary of transaction steps to complete the Restructuring Transactions, which may be included in the Plan Supplement.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Revolving Exit Facility” means the revolving loans under the exit facility on the terms and conditions set forth in the term sheet attached hereto as Exhibit D.

“Revolving Exit Facility Documents” means all agreements, documents, and instruments delivered or to be entered into in connection with the Revolving Exit Facility, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents.

“Revolving Exit Facility Loans” means loans issued under the Revolving Exit Facility.

“Solicitation Materials” means all documents, ballots, forms, and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code (other than the Disclosure Statement).

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, assessments, duties, withholdings, and any charges of a similar nature (including interest, additions to tax, and penalties with respect thereto) that are imposed by any government or other taxing authority.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.02, 11.03, or 11.04.

“Third Party Association” means any trade, industry, business or sector association, body, group or council, or similar entity.

“TL Exit Facility” means the term loans under the exit facility on the terms and conditions set forth in the term sheet attached hereto as Exhibit D.

“TL Exit Facility Documents” means all agreements, documents, and instruments delivered or to be entered into in connection with the TL Exit Facility, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents.

“TL Exit Facility Loans” has the meaning set forth in the Restructuring Term Sheet.

“Transaction Expenses” means all reasonable and documented fees, costs, and expenses of the Ad Hoc Group’s Advisors in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation, and/or enforcement of this Agreement and/or any of the other Definitive Documents, and/or the transactions contemplated hereby or thereby, including any amendments, waivers, consents, supplements, or other modifications to any of the foregoing, and, to the extent applicable, consistent with any engagement letters or fee reimbursement letters entered into between the applicable Company Parties, on the one hand, and any Ad Hoc Group’s Advisor, on the other hand, with respect to the fees, costs, and expenses of any Ad Hoc Group’s Advisor.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, loan, grant, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time; provided, that any capitalized terms herein which are defined with reference to another agreement are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company laws; and

(i) the use of “include” or “including” is without limitation, whether stated or not.

Section 2. Effectiveness of this Agreement.

2.01. This Agreement shall become effective and binding upon each of the parties that has executed and delivered counterpart signature pages to this Agreement on the date on which all of the following conditions have been satisfied or waived by the applicable Party or Parties in accordance with this Agreement (such date, the “Agreement Effective Date”):

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties and counsel to the Ad Hoc Group of Lenders;

(b) the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties and counsel to the Ad Hoc Group of Lenders:

(i) holders of at least 66.7% of the aggregate outstanding principal amount of Prepetition First Lien Loans; and

(ii) holders of at least 66.7% of the aggregate outstanding principal amount of Prepetition Second Lien Loans;

(c) all accrued and unpaid Transaction Expenses incurred up to (and including) the Agreement Effective Date shall be paid in full in cash as set forth in Section 13.20(a); and

(d) counsel to the Company Parties shall have given notice to counsel to the Ad Hoc Group of Lenders in the manner set forth in Section 13.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2.01 have occurred.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions shall include this Agreement and all other agreements, instruments, pleadings, orders, forms, questionnaires, and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions, and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Restructuring Transactions, including the following, as applicable:

(a) any documents in connection with any First Day Pleadings or “second day” pleadings and all orders sought pursuant thereto, including any cash management orders;

(b) the Disclosure Statement;

(c) the Solicitation Materials;

(d) the Plan;

(e) the Financing Orders;

(f) the DIP Documents;

(g) the DIP Commitment Letter

(h) the TL Exit Facility Documents;

(i) the Revolving Exit Facility Documents;

(j) the Exit Facility Backstop Agreement (as defined in the Restructuring Term Sheet) and related subscription documents;

(k) the Disclosure Statement Order;

(l) the Confirmation Order;

(m) the Restructuring Steps Memorandum;

(n) the New Governance Documents;

(o) such other definitive documentation relating to a restructuring of the Company Parties as is necessary or desirable to consummate the Restructuring Transactions; and

(p) any other material exhibits, schedules, amendments, modifications, supplements, appendices, or other documents and/or agreements relating to any of the foregoing.

3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion, as applicable. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent in all material respects with the terms of this Agreement and the applicable terms of the Restructuring Term Sheet, as they may be modified, amended, or supplemented in accordance with Section 12. Further, except as otherwise set forth herein, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall be in form and substance reasonably acceptable in all respects to (i) with respect to all Definitive Documents (other than the New Governance Documents), the Company Parties; provided that the New Governance Documents shall be determined in consultation with the Company Parties and (ii) with respect to all Definitive Documents, the Requisite Consenting Lenders.

Section 4. Commitments of the Consenting Lenders.

4.01. Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, each Consenting Lender, on a several and not joint basis, agrees, in respect of all of its Company Claims/Interests, to:

(i) support the Restructuring Transactions and vote or consent, to the extent applicable, and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions; provided, that no Consenting Lender shall be obligated to waive (to the extent waivable by such Consenting Lender) any condition to the consummation of any part of the Restructuring Transactions set forth in (or to be set forth in) any Definitive Document or this Agreement (including in the section of the Restructuring Term Sheet entitled “Conditions Precedent to the Effective Date”), solely as such conditions precedent apply to the Consenting Lenders;

(ii) subject to the terms of any applicable Confidentiality Agreements, use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders, to the extent reasonably prudent, including by making the Ad Hoc Group’s Advisors available to such other stakeholders or their advisors, as applicable, for the purposes of responding to inquiries by such stakeholders and/or obtaining support for the Restructuring Transactions; provided that no Consenting Lender shall be obligated to amend, modify, or supplement any of the Definitive Documents to obtain such additional support (including any amendment, modification, or supplement that provides for different treatment of any Company Claims/Interests than the treatment provided to such Company Claims/Interests in the Restructuring Term Sheet);

(iii) negotiate in good faith to enter into any necessary forbearance, waiver, or amendment agreement;

(iv) give any notice, order, instruction, or direction to the applicable agent under the applicable Finance Documents, in each case as necessary to implement or give effect to the Restructuring Transactions; provided, that no Consenting Lender shall be required hereunder to provide any agent or other Person under any applicable Finance Documents with any additional indemnities or similar undertakings in connection with taking any such action other than those contained in any applicable Finance Documents;

(v) negotiate in good faith, and use commercially reasonable efforts to execute and implement, the Definitive Documents to which it will be a party in a manner consistent with this Agreement;

(vi) to the extent it is entitled to vote to accept or reject the Plan pursuant to its terms, vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Disclosure Statement and any related Solicitation Materials;

(vii) to the extent it is permitted to elect whether to opt out of the Plan Releases, elect not to opt out of the Plan Releases by timely delivering its duly executed and completed ballot(s) indicating such election;

(viii) cooperate to consummate the transactions contemplated by the Restructuring Transactions;

(ix) to the extent applicable, fund its committed portion of the DIP Facility as and when due pursuant to the terms of the DIP Documents;

(x) to the extent applicable, fund its committed portion of the Revolving Exit Facility and/or the TL Exit Facility as and when due pursuant to the terms of the Revolving Exit Facility Documents and the TL Exit Facility Documents, as applicable; and

(xi) support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

(b) During the Agreement Effective Period, each Consenting Lender, as applicable, on a several and not joint basis, agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i) object to, challenge, encourage or support any challenge or delay, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) propose, file, support, or vote for any Alternative Restructuring;

(iii) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that is not materially consistent with this Agreement and the Restructuring Transactions;

(iv) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v) exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Company Claims/Interests;

(vi) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or

(vii) change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(vi) and (a)(vii) above; provided, that nothing in this Agreement shall prevent any Party from withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Party.

(c) Each Consenting Lender hereby consents to amend or modify the Prepetition First Lien Loan Documents and/or the Prepetition Second Lien Loan Documents, as applicable, to permit the Company to borrow additional Prepetition First Lien Loans under the First Lien Credit Agreement to pay for the fees and expenses of the Company Parties’ advisors and the Ad Hoc Group’s Advisors due and owing on or prior to the Petition Date, in an amount not to exceed $30,000,000, and hereby directs the Prepetition First Lien Agent and/or the Prepetition Second Lien Agent, as applicable, to enter into such amendments or modifications.

(d) Requisite Consenting Lenders hereby consent to the Company’s entry into and performance under that certain Waiver, Release, Indemnification, and Assignment Agreement with The Macerich Partnership, L.P., Westcor Realty Limited Partnership, The Westcor Company II Limited Partnership and certain affiliates thereof substantially in the form received by the Company on December 6, 2023.

Section 5. Additional Provisions Regarding the Consenting Lenders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Lender to consult with any other Consenting Lender, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting Lender to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Lender from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) limit the rights of a Consenting Lender under the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with such Consenting Lender’s obligations hereunder; (e) limit the ability of a Consenting Lender to purchase, sell, or enter into any transactions regarding the Company Claims/Interests, subject to the terms hereof; (f) except as and to the extent explicitly set forth herein, constitute a waiver or amendment of any term or provision of any Finance Document; (g) except as and to the extent explicitly set forth herein, constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Company Parties that secure the obligations under any Finance Document; (h) except as and to the extent explicitly set forth herein, require any Consenting Lender to incur, assume, become liable in respect of, or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Lender; (i) prevent a Consenting Lender from taking any action that is required in order to comply with applicable law; provided, that if any Consenting Lender proposes to take any action that is otherwise inconsistent with this Agreement or the Restructuring Transactions in order to comply with applicable law, such Consenting Lender shall provide, to the extent possible without violating applicable law, at least five (5) business days’ advance, written notice to the Parties; (j) prohibit any Consenting Lender from taking any action that is not inconsistent with this Agreement or the Restructuring Transactions; (k) except as and to the extent explicitly set forth herein, limit the ability of any Consenting Lender to enforce the terms of the Existing Intercreditor Agreement (including exercising any rights or remedies available to the Consenting Lenders); or (l) require any Consenting Lender to fund or commit to fund any additional amounts (other than as agreed in connection with the TL Exit Facility, the DIP Facility, and any Revolving Exit Facility) without such Consenting Lender’s written consent.

Section 6. Commitments of the Company Parties.

6.01. Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree, on behalf of themselves and their controlled affiliates, to:

(a) support, act in good faith, and take all reasonable actions necessary, or reasonably requested by the Requisite Consenting Lenders, to implement and consummate the Restructuring Transactions as contemplated by this Agreement and the Restructuring Term Sheet, including the Milestones;

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary to address any such impediment, including, timely filing a formal objection to any motion, application, or other proceeding filed with the Bankruptcy Court by any Person seeking the entry of an order (i) directing the appointment of an examiner with expanded powers or a trustee; (ii) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (iii) dismissing the Chapter 11 Cases; (iv) approving an Alternative Restructuring Proposal; (v) for relief that (x) is inconsistent with this Agreement in any material respect, or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement in any material respect, including by preventing the consummation of the Restructuring Transactions; (vi) modifying or terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization; or (vii) challenging (x) the amount, validity, allowance, character, enforceability, or priority of any Company Claims/Interests of any of the Consenting Lenders, or (y) the validity, enforceability, or perfection of any lien or other encumbrance securing (or purporting to secure) any Company Claims/Interests of any of the Consenting Lenders;

(c) use commercially reasonable efforts to obtain any and all Permits, consents, and/or any other third-party approvals that are necessary or advisable for the implementation or consummation of any part of the Restructuring Transactions;

(d) negotiate in good faith and use commercially reasonable efforts to execute, deliver, perform their obligations under, and consummate the transactions contemplated by, the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(f) subject to the consent rights set forth in Section 3.02, (i) complete the preparation, as soon as reasonably practicable after the Execution Date, of the Plan, the Disclosure Statement, and any other Solicitation Materials in order to pursue the Restructuring Transactions in accordance with the Milestones, (ii) provide drafts of the Disclosure Statement, the Plan, any other Solicitation Materials, and each other Definitive Document to, and afford a reasonable opportunity for comment and review of such documents by, the Ad Hoc Group’s Advisors, which opportunity of comment and review shall be not less than three (3) full business days in advance of any filing, execution, distribution, or use (as applicable) thereof (provided, that if delivery of such document at least three (3) full business days in advance is impracticable under the circumstances, such document shall be delivered as soon as otherwise practicable), (iii) consult in good faith with the Ad Hoc Group’s Advisors regarding the form and substance of the Disclosure Statement and other Solicitation Materials, the Plan, and each other Definitive Document, sufficiently in advance of the filing, execution, distribution, or use (as applicable) thereof and not file, execute, distribute, or use (as applicable) the Disclosure Statement or other Solicitation Materials, the Plan, and each other Definitive Document unless such document is in form and substance reasonably acceptable to those parties as set forth in Section 3.02, and (iv) negotiate in good faith, execute, perform their obligations under, and consummate the transactions contemplated by, the Definitive Documents to which the respective Company Parties are (or will be) a party; provided, that the obligations of the Company Parties under this Section 6.01(f) shall in no way alter or diminish any right expressly provided to any applicable Consenting Lender under this Agreement to review, comment on, and/or consent to the form and/or substance of any document in accordance with the terms hereof;

(g) promptly notify the Ad Hoc Group’s Advisors in writing (email being sufficient) of (i) the initiation, institution, or commencement of any proceeding by a Governmental Entity (or communications indicating that the same may be contemplated or threatened) involving any of the Company Parties (including any assets, Permits, businesses, operations, or activities of any of the Company Parties) or any of their respective current or former officers, employees, managers, directors, members, or equity holders (in their capacities as such), (ii) the initiation, institution, or commencement by any Person of any proceeding involving any of the Company Parties (or communications indicating that the same may be contemplated or threatened) that could result in or is likely to have a material impact in any manner on any of the Company Parties’ businesses (including any assets, Permits, businesses, operations, or activities of any of the Company Parties) or any of their respective current or former officers, employees, managers, directors, members, or equity holders (in their capacities as such), (iii) the initiation, institution, or commencement of any proceeding by a Governmental Entity or other Person challenging the validity of the transactions contemplated by this Agreement or any other Definitive Document or seeking to enjoin, restrain, or prohibit this Agreement or any other Definitive Document or the consummation of the transactions contemplated hereby or thereby, (iv) any material breach by any of the Company Parties in any respect of any of their obligations, representations, warranties, or covenants set forth in this Agreement, (v) the happening or existence of any event that shall have made any of the conditions precedent to any Person’s obligations set forth in (or to be set forth in) any of the Definitive Documents or this Agreement (including in the section of the Restructuring Term Sheet entitled “Conditions Precedent to the Effective Date”) incapable of being satisfied so as to permit consummation of the Restructuring Transactions prior to the Outside Date, (vi) the occurrence of a “Termination Event” pursuant to Section 11, and/or (vii) the receipt of notice from any Governmental Entity or other Person alleging that the consent of such Person is or may be required under any Organizational Document, material contract, Permit, law, or otherwise in connection with the consummation of any part of the Restructuring Transactions;

(h) maintain the good standing and legal existence of each Company Party under the laws of the state or jurisdiction in which it is incorporated, organized, or formed, except to the extent that any failure to maintain such Company Party’s good standing arises solely as a result of the filing of the Chapter 11 Cases;

(i) if any Company Party receives an Alternative Restructuring Proposal, (i) promptly notify the Ad Hoc Group’s Advisors (in each case, no later than three (3) business days after the receipt of such Alternative Restructuring Proposal), with such notification to include the material terms thereof (but not the identity of the Person(s) involved); and (ii) respond promptly to reasonable information requests and questions from the Ad Hoc Group’s Advisors with respect to the impact of such Alternative Restructuring Proposal on the Restructuring Transactions and any action taken or proposed to be taken by the Company Parties in response thereto, but not to include the identity of the Person(s) involved;

(j) (i) conduct their businesses and operations in the ordinary course in a manner that is consistent with past practices and in compliance with law; and (ii) use reasonable efforts to preserve intact their business organizations and relationships with third parties (including creditors, lessors, licensors, vendors, customers, suppliers, and distributors) and employees; provided, that this Section 6.01(j) shall in no way be construed to preclude the (A) implementation of the agreements set forth on Annex B to the Restructuring Term Sheet or (B) either (x) the negotiation and implementation of amendments to each of the five existing severance agreement amendments to the PREIT Services, LLC Severance Pay Plan for Certain Officers (each, an “Existing Severance Amendment”) on terms and conditions that are acceptable in all respects to the Requisite Consenting Lenders (and which provides severance within the first year after a change of control of 12 months and thereafter of no more than 12 months, unless in each case otherwise agreed by the Requisite Consenting Lenders and the respective Certain Officer) or (y) the rejection (without any amendment, supplement or modification thereto), including the entry of an order of the Bankruptcy Court approving such rejection, of any such Existing Severance Amendment, if any such Existing Severance Amendment is not amended in accordance with clause (x);

(k) provide responses in a reasonably timely manner, whether by directing the Company Parties’ advisors to respond or otherwise, to reasonable diligence requests from the Ad Hoc Group’s Advisors for purposes of the Consenting Lenders’ due diligence investigation in respect of the assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs of the Company Parties; provided, that this Section 6.01(k) shall not impose any obligation on the Company Parties to issue any “cleansing letter” or otherwise publicly disclose material non-public information in connection with this Agreement; and

(l) implement the Restructuring Transactions in accordance with the Milestones, unless waived or extended in writing by the Requisite Consenting Lenders (which waiver or extension may be effected through email exchanged between counsel to the Company Parties and counsel to the Ad Hoc Group of Lenders) and subject, if applicable, to any scheduling requests or requirements made by the Bankruptcy Court (other than scheduling requests or requirements made solely at the request of the Debtors).

6.02. Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not, and shall cause their controlled affiliates not to, without the prior written consent of the Requisite Consenting Lenders, directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions described in, this Agreement, or any of the other Definitive Documents;

(c) (i) execute, deliver, and/or file with the Bankruptcy Court any agreement, instrument, motion, pleading, order, form, or other document that is to be utilized to implement or effectuate, or that otherwise relates to, this Agreement, and/or the Restructuring Transactions that, in whole or in part, is not consistent with this Agreement and the Restructuring Term Sheet in all material respects or otherwise in form and substance reasonably acceptable to the Requisite Consenting Lenders pursuant to their respective consent rights set forth in Section 3.02, as applicable, or, if applicable, file any pleading with the Bankruptcy Court seeking authorization to accomplish or effect any of the foregoing; or (ii) waive, amend, or modify any of the Definitive Documents, or file with the Bankruptcy Court a pleading seeking to waive, amend, or modify any term or condition of any of the Definitive Documents, in either case, which waiver, amendment, modification, or filing contains any provision that is not consistent in all material respects with this Agreement and the Restructuring Term Sheet, or otherwise reasonably acceptable to the Requisite Consenting Lenders pursuant to their consent rights set forth in Section 3.02, as applicable;

(d) (i) seek discovery in connection with, prepare, or commence any proceeding or other action that challenges (1) the amount, validity, allowance, character, enforceability, or priority of any Company Claims/Interests of any of the Consenting Lenders, or (2) the validity, enforceability, or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Lenders; (ii) otherwise seek to restrict any rights of any of the Consenting Lenders; or (iii) support any Person in connection with any of the acts described in clause (i) or clause (ii) of this Section 6.02(d);

(e) except as contemplated by this Agreement, enter into any contract with respect to debtor-in-possession financing, cash collateral usage, exit financing, and/or other financing arrangements without the advance written consent of the Requisite Consenting Lenders;

(f) assert, or support any assertion by any Person, that, in order to act on the provisions of Section 11, the Consenting Lenders shall be required to obtain relief from the automatic stay from the Bankruptcy Court (and each of the Company Parties hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of any notice of termination in accordance with Section 11);

(g) make any bonus payments (excluding, for the avoidance of doubt, ordinary course commissions and local incentive payments), the bonus payments set forth on Annex C to the Restructuring Term Sheet, to any directors, officers, consultants or employees of any of the Company Parties or their affiliates, whether scheduled prior to, as of or after the date of the Agreement Effective Date, without the prior written consent of the Requisite Consenting Lenders;

(h) incur or commit to incur any capital expenditures, other than (i) capital expenditures described in the business plan previously approved by the Ad Hoc Group of Lenders, (ii) capital expenditures that are required in order to comply with required governmental regulations and applicable law in an amount not to exceed $2,500,000 in the aggregate, and (iii) capital expenditures related to health, fire and safety emergencies in an amount not to exceed $2,500,000 in the aggregate, in each case except as approved by the Requisite Consenting Lenders;

(i) make or change any material tax election (including, with respect to any Company Party that is treated as a partnership or disregarded entity for U.S. federal income tax purposes, an election to be treated as a corporation for U.S. federal income tax purposes) (other than ordinary course elections made in connection with any Company Party’s Federal and State income tax return), file any material amended tax return, enter into any closing agreement with respect to Taxes for an amount greater than $100,000, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment other than in the ordinary course of business, enter into any installment sale transaction, adopt or change any material accounting methods, practices, or periods for Tax purposes, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement (other than agreements entered in the ordinary course of business the primary purpose of which are not Taxes), or settle any Tax claim or assessment for an amount greater than $50,000;

(j) except to the extent permitted by Section 7.02, seek, solicit, support, encourage, propose, assist, consent to, vote for, enter, or participate in any discussions or any agreement with any Person regarding, pursue, or consummate, any Alternative Restructuring Proposal;

(k) commence the solicitation with respect to the Plan, unless the Disclosure Statement and the other Solicitation Materials shall be in form and substance consistent with this Agreement, the Restructuring Term Sheet, or otherwise reasonably satisfactory to the Requisite Consenting Lenders; or

(l) consummate the Restructuring Transactions unless each of the applicable conditions to the consummation of such transactions set forth in this Agreement, the Restructuring Term Sheet, and the applicable Definitive Documents has been satisfied or waived by the applicable Persons in accordance with the terms of this Agreement and the applicable Definitive Documents.

Section 7. Additional Provisions Regarding Company Parties’ Commitments.

7.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with outside counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement; provided, that if (and on each occasion) a Company Party determines not to take any action or to refrain from taking any action with respect to the Restructuring Transactions in accordance with this Section 7.01, such Company Party shall provide written notice of such determination to the Ad Hoc Group’s Advisors within three (3) business days of such Company Party making such determination.

7.02. Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.01), each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) provide access to non-public information concerning any Company Party to any Entity that provides an unsolicited Alternative Restructuring Proposal and executes and delivers a Confidentiality Agreement with the Company Parties; (b) respond to, facilitate inquires with respect to, and maintain and continue discussions or negotiations with respect to an unsolicited Alternative Restructuring Proposal received by any of the Company Parties if the board of directors, board of managers, or similar governing body of such Company Party determines in good faith, upon the advice of outside counsel, that failure to take such action would be inconsistent with the fiduciary duties, if any, of the members of such board or governing body under applicable law; and (c) enter into or continue discussions or negotiations with holders of Claims against or Interests in a Company Party (including any Consenting Lender), any other party in interest in the Chapter 11 Cases (including any official committee and the U.S. Trustee), or any other Entity regarding the Restructuring Transactions or unsolicited Alternative Restructuring Proposals. At all times prior to the date on which the Company Parties enter into a definitive agreement with respect to an Alternative Restructuring, the Company Parties shall provide the Ad Hoc Group’s Advisors with all relevant information regarding (A) any discussions and/or negotiations relating to any such Alternative Restructuring Proposal and/or (B) any amendments, modifications, or other changes to, or any further developments of, any such Alternative Restructuring Proposal, in any such case as is necessary to keep such counsel contemporaneously informed as to the status and substance of such discussions, negotiations, amendments, modifications, changes, and/or developments.

7.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8. Transfer of Interests and Securities.

8.01. During the Agreement Effective Period, except pursuant to the consummation of the Restructuring Transactions, no Consenting Lender shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Exchange Act) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless: either (a) the transferee executes and delivers to counsel to the Company Parties and counsel to the Ad Hoc Group of Lenders, at or before the time such Transfer is effective, a Joinder or (b) the transferee is a Consenting Lender and the transferee provides notice of such Transfer (including the amount and type of Company Claims/Interests Transferred) to counsel to the Company Parties and counsel to the Ad Hoc Group of Lenders at or before the time of the proposed Transfer. In addition to the foregoing, no

Consenting Lender who is an Exit Facility Backstop Party shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Exchange Act) in any Prepetition Second Lien Claims to any Person unless such transferring Consenting Lender also Transfers a proportionate amount of its Exit Facility Backstop Commitment to such Person in accordance with the terms and conditions of the Exit Facility Backstop Agreement.

8.02. Upon compliance with the requirements of Section 8.01, the transferee shall be deemed a Consenting Lender, as applicable, and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 8.01 shall be void ab initio. Any Consenting Lender that effectuates a permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

8.03. This Agreement shall in no way be construed to preclude the Consenting Lenders from acquiring additional Company Claims/Interests; provided, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Lender be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties and/or counsel to the Ad Hoc Group of Lenders); and (b) such Consenting Lender must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties and counsel to the Ad Hoc Group of Lenders within five (5) business days of such acquisition. Notwithstanding anything to the contrary in this Agreement, Company Claims/Interests or other claims of a Consenting Lender subject to this Agreement shall not include any Company Claim/Interest or other claims held in a fiduciary capacity or held or acquired by any other division, business unit or trading desk of such Consenting Lender (other than the division, business unit or trading desk expressly identified on the signature pages hereto), unless and until such division, business unit or trading desk is or becomes a party to this Agreement.

8.04. This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Lender to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05. Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Joinder in respect of such Company Claims/Interests and shall not be subject to the requirements in the proviso of Section 8.03 hereof if (a) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within fifteen (15) business days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee; and (c) the Transfer otherwise is a permitted Transfer under Section 8.01. To the extent that a Consenting Lender is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Lender without the requirement that the transferee be a Permitted Transferee. For the avoidance of doubt, if a Qualified Marketmaker acquires any Company Claims/Interests from a Consenting Lender and is unable to transfer such Company Claims/Interests within the fifteen (15) business day-period referred to above, the Qualified Marketmaker shall execute and deliver a Joinder in respect of such Company Claims/Interests.

8.06. Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any Company Claims/Interests in favor of a bank or broker-dealer holding custody of such Company Claims/Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

8.07. In connection with any Transfer permitted by this Section 8, each of the transferor and the transferee shall deliver to the Company Parties such information and documentation as reasonably requested by such Company Parties (including as requested by any transfer agent of such Company Parties) in order to validly effectuate such Transfer and/or substantiate compliance with any applicable law, including, without limitation, all applicable securities laws.

Section 9. Representations and Warranties of Consenting Lenders. Each Consenting Lender severally, and not jointly, represents and warrants that the following statements are true and correct, as of the date such Consenting Lender executes and delivers this Agreement or a Joinder, as applicable:

(a) it (i) is the beneficial or record owner (which shall be deemed to include any unsettled trades) of the face amount of the Company Claims/Interests, or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests, reflected in such Consenting Lender’s signature page to this Agreement or a Joinder, as applicable (subject to any Transfer by such Consenting Lender made after the Agreement Effective Date that is described in a notice delivered pursuant to Section 8.01) and (ii) having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in such Consenting Lender’s signature page to this Agreement or a Joinder, as applicable (subject to any Transfer to such Consenting Lender made after the Agreement Effective Date that is described in a notice delivered pursuant to Section 8.01);

(b) it has the full power and authority to act on behalf of, vote, and consent to matters concerning, such Company Claims/Interests (or, with respect to Company Claims/Interests subject to an agreement to purchase which has not closed as of the date hereof, will have such power and authority upon closing);

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Lender’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(d) it has the full power to vote, approve changes to, and transfer all of its Claims and/or Interests referable to it as contemplated by this Agreement subject to applicable law (or, with respect to Company Claims/Interests subject to an agreement to purchase which has not closed as of the date hereof, will have such power upon closing).

Section 10. Mutual Representations, Warranties, and Covenants. Each of the Parties, on a several and not joint basis, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement or a Joinder, as applicable:

(a) it is validly existing and in good standing under the laws of the state or jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other Person in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any law or regulation applicable to it or with any of its Organizational Documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement or any other Person that have not been disclosed to all Parties to this Agreement.

Section 11. Termination Events.

11.01. Consenting Lender Termination Events. This Agreement may be terminated with respect to all Parties by the Requisite Consenting Lenders upon the delivery to each other Party of a written notice in accordance with Section 13.10 upon the occurrence of the following events:

(a) the breach in any material respect by a Company Party of any of the representations, warranties, covenants, or other obligations or agreements of the Company Parties set forth in this Agreement that remains uncured (if susceptible to cure) for five (5) business days after such terminating Requisite Consenting Lenders transmit a written notice to the Company Parties in accordance with Section 13.10 detailing any such breach;

(b) any of the Milestones is not achieved, except where such Milestone has been waived or extended by each of the applicable Parties; provided, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to the Requisite Consenting Lenders if the failure of such Milestone to be achieved is caused by, or results from, the material breach by Requisite Consenting Lenders of their covenants, agreements, or other obligations under this Agreement; provided, further that, any Milestone that shall not have been achieved solely because of unavailability by the Bankruptcy Court shall be automatically extended to the immediately next day on which the Bankruptcy Court is available;

(c) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for twenty (20) calendar days after such terminating Requisite Consenting Lenders receive a written notice from the Company Parties in accordance with Section 13.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Consenting Lenders that directly sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(d) the happening or existence of any event that shall have made any of the conditions precedent to the consummation of the Restructuring Transactions as set forth in this Agreement or the section of the Restructuring Term Sheet entitled “Conditions Precedent to the Effective Date”, if applicable, incapable of being satisfied prior to the Outside Date, except where such condition precedent has been waived by the applicable Parties; provided, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to any Consenting Lenders if the happening or existence of such event is directly caused by, or results from, the breach by such Consenting Lenders of its covenants, agreements, or other obligations under this Agreement;

(e) any Company Party, without the consent of the Requisite Consenting Lenders, (i) commences a voluntary case under the Bankruptcy Code other than the Chapter 11 Cases; (ii) consents to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of any Company Party or a material portion of the property or assets of any Company Party; (iii) seeks any arrangement, adjustment, protection, or relief of its debts other than the Chapter 11 Cases; or (iv) makes any general assignment for the benefit of its creditors;

(f) (i) the commencement of an involuntary case against any Company Party under the Bankruptcy Code that is not dismissed or withdrawn within twenty-five (25) calendar days; or (ii) a court of competent jurisdiction enters a ruling, judgment, or order that appoints, or that authorizes or permits the taking of possession by, a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of any Company Party, any Interests held by any Company Party, or a material portion of the property or assets of any Company Party;

(g) any Company Party (i) terminates its pursuit of the Restructuring Transactions; (ii) publicly announces, or communicates in writing to any other Party, its intention not to support or pursue the Restructuring Transactions; (iii) provides notice to the Ad Hoc Group’s Advisors that it is exercising its rights pursuant to Section 7.01 and such exercise would reasonably be expected to prevent the consummation of the Restructuring Transactions; or (iv) publicly announces, or communicates in writing to any other Party, that it intends to enter into, or has entered into, definitive documentation with respect to, an Alternative Restructuring;

(h) the Effective Date has not occurred by the Outside Date (as such date may have been extended in accordance with the provisions of this Agreement); provided, however, that the right to terminate this Agreement under this Section 11.01(h) shall not be available to any Consenting Lender if the failure of the Effective Date to have occurred by the Outside Date is directly caused by, or results from, the breach by such Consenting Lender of its covenants, agreements, or other obligations under this Agreement;

(i) the Bankruptcy Court enters an order denying Confirmation of the Plan and such order remains in effect for five (5) business days after entry of such order;

(j) the Bankruptcy Court grants relief that (A) is inconsistent with this Agreement or the Restructuring Term Sheet in any material respect or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions;

(k) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Requisite Consenting Lenders), (A) converting one or more of the Chapter 11 Cases of a Company Party to a case under Chapter 7 of the Bankruptcy Code, (B) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (C) dismissing any of the Chapter 11 Cases, (D) approving an Alternative Restructuring Proposal, or (E) rejecting this Agreement;

(l) the Bankruptcy Court enters an order terminating any Company Party’s exclusive right to file and/or solicit acceptances of a plan of reorganization or the Company Parties let such periods/rights lapse;

(m) without the prior written consent of the Requisite Consenting Lenders, any Debtor (A) withdraws the Plan; (B) publicly announces, or communicates in writing to any other Party, its intention to withdraw the Plan or not support the Plan; (C) moves to voluntarily dismiss any of the Chapter 11 Cases; or (D) moves for court authority to sell any material asset or assets without the written consent of the Requisite Consenting Lenders;

(n) any of the Company Parties (A) files any motion seeking to avoid, disallow, subordinate, or recharacterize any Company Claims/Interests, lien, or interest held by any Consenting Lender in any capacity; or (B) shall have supported any application, adversary proceeding, or cause of action referred to in the immediately preceding subsection (A) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or cause of action;

(o) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any asset of the Company Parties having an aggregate fair market value in excess of $2,500,000 without the prior written consent of the Requisite Consenting Lenders; provided, however, that any modification of the automatic stay expressly provided by the Financing Order shall not constitute a termination event;

(p) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing or limiting, as applicable, any of the Prepetition First Lien Claims or Prepetition Second Lien Claims, or any of the encumbrances that secure (or purport to secure) the Prepetition First Lien Claims or Prepetition Second Lien Claims;

(q) except as set forth in the Restructuring Term Sheet, any Debtor obtains debtor-in-possession financing, cash collateral usage, exit financing and/or other financing arrangement that is in an amount, on terms and conditions, or otherwise in form and substance, that is/are not acceptable to the Requisite Consenting Lenders;

(r) the Bankruptcy Court enters an order terminating the DIP Documents or Financing Orders, other than at the request of the Consenting Lenders or the DIP Lenders or upon the mutual consent of the Debtors and the Consenting Lenders or the DIP Lenders;

(s) after entry by the Bankruptcy Court of any Financing Order (including any adequate protection order), Disclosure Statement Order, or Confirmation Order, such order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended, in each case, in a manner materially inconsistent with this Agreement without the written consent of the Requisite Consenting Lenders; or

(t) the occurrence of any default or event of default caused by any of the Company Parties under the DIP Documents or Financing Orders, as applicable, that has not been cured or waived (if susceptible to cure or waiver) by the applicable percentage of lenders in accordance with the terms of the DIP Documents or Financing Orders, as applicable.

11.02. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 13.10 upon the occurrence of any of the following events (unless waived in writing by the Company Parties):

(a) the breach in any material respect by the Consenting Lenders of any of the representations, warranties, covenants or other obligations or agreements of the Consenting Lenders set forth in this Agreement, such that the non-breaching Consenting Lenders own or control less than 66.67% in aggregate principal amount of all outstanding Prepetition First Lien Loans or less than 66.67% in aggregate principal amount of all outstanding Prepetition Second Lien Loans, and such breach remains uncured (if susceptible to cure) for five (5) business days after the Company Parties transmit a written notice to the breaching Consenting Lenders in accordance with Section 13.10 detailing any such breach;

(b) the board of directors, board of managers, or such similar governing body of any Company Party determines in accordance with Section 7.01 hereof, after consulting with outside counsel (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable law, or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal; or

(c) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) days after such terminating Company Party transmits a written notice in accordance with Section 13.10 detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement.

11.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement between the Company Parties and the Requisite Consenting Lenders.

11.04. Automatic Termination. This Agreement shall terminate with respect to all Parties automatically (a) without any further required action or notice immediately after the occurrence of the Effective Date (other than with respect to the Company Parties’ obligations (or the obligations of their successors in interest) to pay the Transaction Expenses set forth in Section 13.20, which obligations will survive automatic termination), or (b) on the Outside Date.

11.05. Effect of Termination. Upon the occurrence of the Termination Date as to any Party, this Agreement shall be of no further force and effect with respect to such Party and such Party shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action; provided, however, that in no event shall any such termination relieve any Party from (i) liability for its breach or non-performance of its obligations under this Agreement prior to the Termination Date or (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement. Upon the occurrence of the Termination Date and prior to the Confirmation Order being entered by the Bankruptcy Court, any and all consents or ballots tendered by the Parties before the Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions, this Agreement, or otherwise. If this Agreement is terminated in accordance with this Section 11 (other than a termination pursuant to Section 11.03 or Section 11.04(a)), each Consenting Lender shall have an opportunity to change or withdraw (or cause to change or withdraw) its vote to accept the Plan or its consent (regardless of whether any deadline for votes or consents, or for withdrawal thereof, set forth in the Disclosure Statement has passed) and no Company Party shall oppose any attempt by such Consenting Lender to change or withdraw (or cause to change or withdraw) such vote or consent at such time; provided, that any such Consenting Lender that intends to change or withdraw its vote has not breached and is not otherwise in violation of the terms of this Agreement. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Lenders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Lender, and (b) any right of any Consenting Lender, or the ability of any Consenting Lender, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Lender. No purported termination of this Agreement shall be effective under this Section 11.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 11.02(b). Nothing in this Section 11.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.02(b).

Section 12. Amendments and Waivers.

12.01. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing (email being sufficient) signed: (i) in the case of a waiver, by the Party against whom the waiver is to be effective (it being understood that the Requisite Consenting Lenders may waive any conditions to the obligations of the Consenting Lenders or any rights of the Consenting Lenders under this Agreement), and (ii) in the case of a modification, amendment, or supplement by the Company Parties and the Requisite Consenting Lenders; provided, that (A) if the proposed modification, amendment, supplement, or waiver will result in a material change from the terms provided in this Agreement, including the Restructuring Term Sheet and other exhibits hereto or thereto, that has a disproportionate and adverse effect on (x) a Consenting First Lien Lender, relative to all other Consenting First Lien Lenders or (y) a Consenting Second Lien Lender, relative to all other of the Consenting Second Lien Lenders, then the consent of such affected Party (solely in their affected capacity) shall also be required to effectuate such modification, amendment, supplement, or waiver, and such affected Party shall be entitled to terminate the Agreement as to itself only for any breach of this provision; and (B) any modification, amendment, or supplement to (1) this Section 12.01(b) shall require the consent of all Parties, (2) the definitions for Requisite Consenting Lender, Requisite Consenting First Lien Lender, or Requisite Consenting Second Lien Lender will require the consent of each affected Consenting Lender, Consenting First Lien Lender, or Consenting Second Lien Lender, as applicable, and (3) Section 5(l) shall require the consent of each Consenting Lender.

(c) In determining whether any consent or approval has been given by the applicable Requisite Consenting Lender, any Company Claims/Interests held by any then-existing Consenting Lender that is in material breach of its covenants, obligations, or representations under this Agreement shall be excluded from such determination, and the Company Claims/Interests, as applicable, held by such Consenting Lender shall be treated as if they were not outstanding.

(d) Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

(e) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law.

Section 13. Miscellaneous

13.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a chapter 11 plan for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws, provisions of the Bankruptcy Code, and/or other applicable law.

13.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

13.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

13.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

13.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State and County of New York, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that, if the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

13.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement and any Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Without limiting the generality of the foregoing, each Party hereby waives any argument, defense or right to contest the validity or enforceability of this Agreement or any Joinder based solely on the lack of paper original copies of such document, including with respect to any signature pages hereto.

13.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Lenders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Lenders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

13.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, except that each No Recourse Party (as defined in Section 13.24) shall be a third party beneficiary of Section 13.24, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person.

13.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

PREIT Associates, L.P.

2005 Market Street, Suite 1000

Philadelphia, PA 19103

Attention: Lisa Most and Mario Ventresca

E-mail address: lisa.most@preit.com and mario.ventresca@preit.com

Telephone: +215-875-0700

with copies to:

DLA Piper LLP (US)

444 West Lake Street, Suite 9000

Chicago, IL 60606

Attention: Richard A. Chesley and

                 Oksana Koltko Rosaluk

Facsimile: (312) 236-7516

Emails: richard.chesley@us.dlapiper.com

                 oksana.koltkorosaluk@us.dlapiper.com

(b) if to a Consenting Lender, to the address or e-mail address set forth on such member’s signature page to this Agreement (or on the signature page to a Joinder in the case of any Consenting Lender that becomes a party hereto after the Agreement Effective Date), with copies to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10066

Attention: Kristopher M. Hansen; Jonathan D. Canfield; Allison Miller; Daniel Ginsberg

E-mail address: krishansen@paulhastings.com; joncanfield@paulhastings.com; allisonmiller@paulhastings.com; danielginsberg@paulhastings.com

Any notice given by delivery, mail, or courier shall be effective when received, and any notice delivered or given by electronic mail shall be effective when sent.

13.11. Independent Due Diligence and Decision Making. Each Consenting Lender hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, and financial and other conditions, and prospects of the Company Parties.

13.12. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

13.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

13.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

13.15. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

13.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

13.17. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

13.18. Capacities of Consenting Lenders. Each Consenting Lender has entered into this Agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

13.19. Email Consents. Where a written consent, acceptance, approval, notice, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 6.02, Section 12, or otherwise, including a written approval by the Company Parties or the Requisite Consenting Lenders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the applicable Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

13.20. Transaction Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated and, in each case, if applicable, subject to the terms of the applicable engagement letter or fee reimbursement letter, the Company Parties hereby agree, on a joint and several basis, to pay in cash the Transaction Expenses as follows: (i) all accrued and unpaid Transaction Expenses incurred up to (and including) the Agreement Effective Date for which an invoice (which may be drafted to ensure the maintenance of all applicable legal privileges) has been received by the Company Parties two (2) business days before the Agreement Effective Date shall be paid in full in cash on the Agreement Effective Date; (ii) prior to the Petition Date and after the Agreement Effective Date, all accrued and unpaid Transaction Expenses shall be paid in full in cash by the Company Parties on a regular and continuing basis promptly (but in any event within five (5) business days) and no later than the business day prior to the Petition Date following receipt of reasonably detailed invoices (which may be drafted to ensure the maintenance of all applicable legal privileges); (iii) after the Petition Date (to the extent permitted by order of the Bankruptcy Court) all accrued and unpaid Transaction Expenses shall be paid in full in cash by the Company Parties on a regular and continuing basis promptly (but in any event within five (5) business days) following receipt of reasonably detailed invoices (which may be drafted to ensure the maintenance of all applicable legal privileges); (iv) upon termination of this Agreement, all accrued and unpaid Transaction Expenses incurred up to (and including) the Termination Date shall be paid in full in cash promptly (but in any event within five (5) business days) following receipt of reasonably detailed invoices (which may be drafted to ensure the maintenance of all applicable legal privileges); (v) on the Effective Date, all accrued and unpaid Transaction Expenses incurred up to (and including) the Effective Date, shall be paid in full in cash on the Effective Date, provided the Company Parties receive reasonably detailed invoices (which may be drafted to ensure the maintenance of all applicable legal privileges) by such date, in each case and to the extent applicable, without any requirement for Bankruptcy Court review or further Bankruptcy Court order; and (vi) after the Effective Date, all accrued and unpaid Transaction Expenses incurred in connection with the implementation and consummation of the Restructuring Transactions shall be paid in full in cash by the Company Parties (or their successors in interest, the Reorganized Debtors (as defined in the Restructuring Term Sheet)) on a regular and continuing basis promptly (but in any event within five (5) business days) following receipt of reasonably detailed invoices (which may be drafted to ensure the maintenance of all applicable legal privileges). The Plan and the Financing Orders shall contain appropriate provisions to give effect to the obligations under this Section 13.20. For the avoidance of doubt, with respect to invoices for Transaction Expenses submitted to the Company Parties by counsel to the Ad Hoc Group of Lenders, such invoices pursuant to this Section 13.20(a) shall provide reasonable supporting detail in summary format (with such redactions as may be necessary to maintain attorney-client privilege), and such invoices shall not be required to provide the Company Parties with attorney time entries.

(b) The terms set forth in this Section 13.20 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The Company Parties hereby acknowledge and agree that the Consenting Lenders have expended, and will continue to expend, considerable time, effort, and expense in connection with this Agreement and the negotiation of the Restructuring Transactions, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Company Parties, and that the Consenting Lenders have made a substantial contribution to the Company Parties and the Restructuring Transactions. To the extent applicable, subject to the approval of the Bankruptcy Court, the Company Parties shall reimburse or pay (as the case may be) all reasonable and documented Transaction Expenses pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The Company Parties hereby acknowledge and agree that the Transaction Expenses are of the type that should be entitled to treatment as, and the Company Parties shall seek treatment of such Transaction Expenses as, administrative expense claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code.

13.21. Relationship Among Parties. It is understood and agreed that no Consenting Lender owes any duty of trust or confidence of any kind or form to any other Party as a result of entering into this Agreement, and there are no commitments among or between the Consenting Lenders, in each case except as expressly set forth in this Agreement. In this regard, it is understood and agreed that any Consenting Lender may trade in Company Claims/Interests without the consent of any other Party, subject to applicable securities laws and the terms of this Agreement, including Section 8; provided, however, that no Consenting Lender shall have any responsibility for any such trading to any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Consenting Lender shall, nor shall any action taken by a Consenting Lender pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Lender with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Lenders are in any way acting in concert or as a group. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently by each Party hereto. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by or on behalf of any Consenting Lender that is (i) a separately managed account of an investment manager signatory hereto (the “Manager”) or (ii) a trading desk or business group of a broker-dealer (as further set forth in the signature page hereto) (the “Designated Group”) are being made only with respect to the assets managed by such Manager or Designated Group on behalf of such Consenting Lender, and shall not apply to (or be deemed to be made in relation to) any assets or interest that (a) may be beneficially owned by such Consenting Lender that are not held through accounts managed by such Manager or (b) are held by any other affiliate, trading desk or business group other than the Designated Group.

13.22. Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the terms, provisions, agreements, and obligations of the Parties in Section 4.01(d), Section 13 (other than Section 13.03), and any defined terms used in any of the foregoing Sections (solely to the extent used therein), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof. Notwithstanding the termination of this Agreement in accordance with Section 11.05, the Company Parties will comply with their obligations (or the obligations of their successors in interest) to pay the Transaction Expenses set forth in Section 13.20.

13.23. Publicity. The Company Parties shall submit drafts to counsel to the Ad Hoc Group of Lenders of any press releases or other public statement or public disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) business days prior to making any such disclosure; provided, that if delivery of such document at least two business days in advance of such disclosure is impossible or impracticable under the circumstances, such document shall be delivered as soon as otherwise practicable, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by law, no Party or its advisors shall (a) other than as necessary during live court proceedings and in filings in connection with the Chapter 11 Cases, use the name of any Consenting Lender in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions, or any of the Definitive Documents, or (b) disclose to any Person, other than advisors to the Company Parties, the principal amount or percentage of any Company Claims/Interests held by any Consenting Lender, in each case, without such Consenting Lender’s prior written consent (it being understood and agreed that each Consenting Lender’s signature page to this Agreement shall be redacted to remove the name of such Consenting Lender and the amount and/or percentage of Company Claims/Interests held by such Consenting Lender); provided, however, that (i) if such disclosure is required by law, the disclosing Party shall afford the relevant Consenting Lender a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by all of the Consenting Lenders of the same class, collectively. Notwithstanding the provisions in this Section 13.23, (x) any Party may disclose the identities of the other Parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, (y) any Party may disclose, to the extent expressly consented to in writing by a Consenting Lender such Consenting Lender’s identity and individual holdings, and (z) to the extent the Company Parties, acting reasonably and in good faith, determine that disclosure of the Consenting Lenders’ names is necessary to preserve relationships with customers, suppliers, employees, and licensing or regulatory bodies, the Company Parties may disclose the name of any Consenting Lender that was previously disclosed in any of the Company Parties’ press releases, other public statements, or other public disclosures or contained in the Company Parties communications materials as provided to and approved by counsel to the Ad Hoc Group of Lenders.

13.24. No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity, or any other theory) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any of the foregoing (other than any of the foregoing that is a Party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement.

13.25. Computation of Time. Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[Signature Pages Follow]

COMPANY PARTIES

PREIT ASSOCIATES, L.P.

By:	Pennsylvania Real Estate Investment Trust, its general partner

	By:	/s/ Mario C. Ventresca, Jr.
		Name:	Mario C. Ventresca, Jr.
		Title:	Executive Vice President and Chief Financial Officer

PREIT-RUBIN, INC.

By:	/s/ Mario C. Ventresca, Jr.
Name: Mario C. Ventresca, Jr.
Title: Executive Vice President and Chief Financial Officer

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Mario C. Ventresca, Jr.
Name: Mario C. Ventresca, Jr.
Title: Executive Vice President and Chief Financial Officer

[Signatures Continue on Following Page]

[Signature Page to the Restructuring Support Agreement]

PR CHERRY HILL OFFICE GP, LLC
By:	PREIT Associates, L.P., sole member

BALA CYNWYD ASSOCIATES, L.P.
By:	PR Cherry Hill Office GP, LLC, general partner
	By:	PREIT Associates, L.P., sole member

PR MOORESTOWN ANCHOR-M, LLC
By:	PREIT Associates, L.P., sole member

PR MOORESTOWN LLC
By:	PREIT Associates, L.P., sole member

PR MOORESTOWN LIMITED PARTNERSHIP
By:	PR Moorestown LLC, general partner
	By:	PREIT Associates, L.P., sole member

MOORESTOWN MALL LLC
By:	PR Moorestown Limited Partnership, sole member
By:	PR Moorestown LLC, general partner
	By:	PREIT Associates, L.P., sole member

PLYMOUTH GROUND ASSOCIATES LLC
By:	PREIT Associates, L.P., sole member

PLYMOUTH GROUND ASSOCIATES, LP
By:	Plymouth Ground Associates LLC, general partner
	By:	PREIT Associates, L.P., sole member

PR AEKI PLYMOUTH LLC
By:	PREIT Associates, L.P., sole member

PR AEKI PLYMOUTH, L.P.
By:	PR AEKI Plymouth LLC, general partner
	By:	PREIT Associates, L.P., sole member

PR BVM, LLC
By:	PREIT Associates, L.P., sole member

PR CUMBERLAND OUTPARCEL LLC
By:	PREIT Associates, L.P., sole member

PR VALLEY VIEW OP-DSG/CEC, LLC
By:	PREIT Associates, L.P., sole member

PR MOORESTOWN ANCHOR-L&T, LLC
By:	PREIT Associates, L.P., sole member

By:	Pennsylvania Real Estate Investment Trust, general partner

By:	/s/ Mario C. Ventresca, Jr.
	Name:	Mario C. Ventresca, Jr.
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the Restructuring Support Agreement]

PR EXTON LLC
By:	PREIT Associates, L.P., sole member

PR EXTON LIMITED PARTNERSHIP
By:	PR Exton LLC, general partner
	By:	PREIT Associates, L.P., sole member

PR EXTON OUTPARCEL GP, LLC
By:	PREIT Associates, L.P., sole member

PR EXTON OUTPARCEL HOLDINGS, LP
By:	PR Exton Outparcel GP, LLC, general partner
	By:	PREIT Associates, L.P., sole member

PR EXTON OUTPARCEL LIMITED PARTNERSHIP
By:	PR Exton Outparcel GP, LLC, general partner
	By:	PREIT Associates, L.P., sole member

XGP LLC
By:	PR Exton Limited Partnership, sole member
	By:	PR Exton LLC, general partner
		By:	PREIT Associates, L.P., sole member

PR EXTON SQUARE PROPERTY L.P.
By:	XGP LLC, general partner
	By:	PR Exton Limited Partnership, sole member
		By:	PR Exton LLC, general partner
			By:	PREIT Associates, L.P., sole member

PR FIN DELAWARE, LLC
By:	PREIT Associates, L.P., sole member

By:	Pennsylvania Real Estate Investment Trust, general partner

By:	/s/ Mario C. Ventresca, Jr.
	Name:	Mario C. Ventresca, Jr.
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the Restructuring Support Agreement]

PR GAINESVILLE LLC
By:	PREIT Associates, L.P., sole member

PR GAINESVILLE LIMITED PARTNERSHIP
By:	PR Gainesville LLC, general partner
	By:	PREIT Associates, L.P., sole member PR GV LLC
		By:	PREIT Associates, L.P., sole member

PR GV LP
By:	PR GV LLC, general partner
	By:	PREIT Associates, L.P., sole member

PR PRINCE GEORGE’S PLAZA LCC
By:	PREIT Associates, L.P., sole member

PR HYATTSVILLE LLC
By:	PR Prince George’s Plaza LLC, general partner
	By:	PREIT Associates, L.P., sole member

PR JK LLC
By:	PREIT Associates, L.P., sole member

PR JACKSONVILLE LLC
By:	PREIT Associates, L.P. member and
	By:	PR JK LLC, member
		By:	PREIT Associates, L.P., sole member

PR JACKSONVILLE LIMITED PARTNERSHIP
By:	PR Jacksonville LLC, general partner
	By:	PREIT Associates, L.P., member and
		By:	PR JK LLC, member
			By:	PREIT Associates, sole member

PR MAGNOLIA LLC
By:	PREIT Associates, L.P., sole member

PR VALLEY ANCHOR-S, LLC
By:	PREIT Associates, L.P., sole member

By:	Pennsylvania Real Estate Investment Trust, general partner

By:	/s/ Mario C. Ventresca, Jr.
	Name:	Mario C. Ventresca, Jr.
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the Restructuring Support Agreement]

PR PLYMOUTH ANCHOR-M, LLC
By:	PREIT Associates, L.P., sole member

PR PLYMOUTH ANCHOR-M, L.P.
By:	PR Plymouth Anchor-M, LLC, general partner
	By:	PREIT Associates, L.P., sole member

PR PM PC ASSOCIATES LLC
By:	PREIT Services, LLC, non-member manager
	By:	PREIT Associates, L.P., sole member

PR PLYMOUTH MEETING ASSOCIATES PC LP
By:	PR PM PC Associates LLC, general partner
	By:	PREIT Services, LLC, non-member manager
		By:	PREIT Associates, L.P., sole member

PR PLYMOUTH MEETING LLC
By:	PREIT Associates, L.P., sole member

PR PLYMOUTH MEETING LIMITED PARTNERSHIP
By:	PR Plymouth Meeting LLC, general partner
	By:	PREIT Associates, L.P., sole member

PR PM PC ASSOCIATES LP
By:	PR PM PC Associates LLC, general partner
	By:	PREIT Services, LLC, non-member manager
		By:	PREIT Associates, L.P., sole member

By:	Pennsylvania Real Estate Investment Trust, general partner

By:	/s/ Mario C. Ventresca, Jr.
	Name:	Mario C. Ventresca, Jr.
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the Restructuring Support Agreement]

PR SPRINGFIELD TOWN CENTER LLC
By:	PREIT Associates, L.P., sole member

PR SWEDES SQUARE LLC
By:	PREIT Associates, L.P., sole member PR TP LLC
	By:	PREIT Associates, L.P., sole member

PR TP LP
	By:	PR TP LLC, general partner
		By:	PREIT Associates, L.P., sole member

PR VALLEY ANCHOR-M, LLC
By:	PREIT Associates, L.P., sole member

PR VALLEY ANCHOR-M LIMITED PARTNERSHIP
By:	PR Valley Anchor-M, LLC, general partner
	By:	PREIT Associates, L.P., sole member

PR VALLEY LLC
By:	PREIT Associates, L.P., sole member

PR VALLEY LIMITED PARTNERSHIP
By:	PR Valley LLC, its general partner
	By:	PREIT Associates, L.P., sole member

PR VALLEY VIEW ANCHOR-M, LLC
By:	PREIT Associates, L.P., sole member

PR VALLEY VIEW ANCHOR-M LIMITED PARTNERSHIP
By:	PR Valley View Anchor-M, LLC, its general partner
	By:	PREIT Associates, L.P., sole member

By:	Pennsylvania Real Estate Investment Trust, general partner

By:	/s/ Mario C. Ventresca, Jr.
	Name:	Mario C. Ventresca, Jr.
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the Restructuring Support Agreement]

PR MONROE OLD TRAIL, LLC

PR MONROE OLD TRAIL LIMITED PARTNERSHIP
	By:	PR Monroe Old Trail, LLC, general partner

PR MONROE OLD TRAIL HOLDINGS, LLC

PR MONROE OLD TRAIL HOLDINGS, L.P.
	By:	PR Monroe Old Trail Holdings, LLC, general partner

PR SUNRISE OUTPARCEL 2, LLC

PR VALLEY SOLAR LLC

By:	PREIT – RUBIN, Inc., sole member

By:	/s/ Mario C. Ventresca, Jr.
	Name:	Mario C. Ventresca, Jr.
	Title:	Executive Vice President and Chief Financial Officer

PREIT – RUBIN, INC.

PREIT – RUBIN OP, INC.

By:	/s/ Mario C. Ventresca, Jr.
	Name:	Mario C. Ventresca, Jr.
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the Restructuring Support Agreement]

PR CAPITAL CITY LIMITED PARTNERSHIP
By:	PR Capital City LLC, general partner
	By:	PREIT Associates, L.P., its member
		By:	PR CC II LLC, its member
			By:	PREIT Associates, L.P., its sole member

PR CC LIMITED PARTNERSHIP
By:	PR CC I LLC, general partner
	By:	PREIT Associates, L.P., its member
		By:	PR CC II LLC, its member
			By:	PREIT Associates, L.P., its sole member

PR CAPITAL CITY LLC
By:	PREIT Associates, L.P., its member
	By:	PR CC II LLC, its member
		By:	PREIT Associates, L.P., its sole member

PR CC I LLC
By:	PREIT Associates, L.P., its member
	By:	PR CC II LLC, its member
		By:	PREIT Associates, L.P., its sole member

PR CC II LLC
By:	PREIT Associates, L.P., its sole member

By:	Pennsylvania Real Estate Investment Trust, its general partner

By:	/s/ Mario C. Ventresca, Jr.
	Name:	Mario C. Ventresca, Jr.
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the Restructuring Support Agreement]

PR NORTH DARTMOUTH LLC
By:	PREIT Associates, L.P., its sole member

PR GV LLC
By:	PREIT Associates, L.P., its sole member

PR TP LLC
By:	PREIT Associates, L.P., its sole member

PR VALLEY VIEW OP-TXRD, LLC
By:	PREIT Associates, L.P., its sole member

PR WALNUT MEZZCO, LLC
By:	PREIT Associates, L.P., its sole member

PREIT SERVICES, LLC
By:	PREIT Associates, L.P., its sole member

PR CHESTNUT MEZZCO, LLC
By:	PREIT Associates, L.P., its sole member

By:	Pennsylvania Real Estate Investment Trust, its general partner

By:	/s/ Mario C. Ventresca, Jr.
	Name:	Mario C. Ventresca, Jr.
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the Restructuring Support Agreement]

[LENDER SIGNATURES ON FILE WITH THE COMPANY]

[Signature Page to the Restructuring Support Agreement]

EXHIBIT A

Milestones

(i) By no later than 4:00 p.m. (ET) on December 8, 2023, commence solicitation of votes to accept or reject the Plan;

(ii) By no later than 11:59 p.m. (ET) on December 10, 2023, (a) commence the Chapter 11 Cases in the Bankruptcy Court, (b) file a motion to approve the DIP Facility, and (c) file the Disclosure Statement and the Plan with the Bankruptcy Court;

(iii) By no later than 11:59 p.m. (ET) on December 13, 2023, the Bankruptcy Court shall have entered an interim order approving the DIP Facility;

(iv) By no later than 11:59 p.m. (ET) on January 12, 2024, the Bankruptcy Court shall have entered a final order approving the DIP Facility;

(v) By no later than January 30, 2024, the Court shall have held a hearing to approve the Disclosure Statement and confirm the Plan;

(vi) By no later than 11:59 p.m. (ET) on January 31, 2024, the Bankruptcy Court shall have entered an order approving the Disclosure Statement and confirming the Plan; and

(vii) By no later than 11:59 p.m. (ET) on February 15, 2024, the Plan effective date shall have occurred.

A-1

EXHIBIT B

Restructuring Term Sheet

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

RESTRUCTURING TERM SHEET

December 7, 2023

This Restructuring Term Sheet (this “Restructuring Term Sheet”) sets forth certain material terms and conditions of a proposed comprehensive transaction among (x) Pennsylvania Real Estate Investment Trust (“PREIT”) and certain of its direct and indirect subsidiaries listed on Annex A hereto (collectively, the “Company” or the “Debtors”), (y) lenders under the Debtors’ Amended and Restated First Lien Credit Agreement, dated as of December 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition First Lien Credit Agreement”) who collectively hold more than 66.7% of the principal amount of loans thereunder (such loans, the “Prepetition First Lien Loans” and the Claims thereof, the “Prepetition First Lien Claims”) and (z) lenders under the Debtors’ Second Lien Credit Agreement, dated as of December 10, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition Second Lien Credit Agreement”) who collectively hold more than 66.7% of the principal amount of loans thereunder (such loans, the “Prepetition Second Lien Loans” and the Claims thereof, the “Prepetition Second Lien Claims”), pursuant to which the Debtors shall pursue a reorganization pursuant to a joint pre-packaged plan of reorganization (the “Restructuring”) in accordance with this Restructuring Term Sheet and the Restructuring Support Agreement to which this Restructuring Term Sheet is attached (together with the exhibits, annexes, schedules, and attachments to such agreement, including this Restructuring Term Sheet, each as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Restructuring Support Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Restructuring Support Agreement.

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH AN OFFER, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS.

THIS RESTRUCTURING TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN.

ANY BINDING AGREEMENT AND/OR COMMITMENT TO EXTEND CREDIT ON THE TERMS AND CONDITIONS OUTLINED HEREIN SHALL BE SUBJECT TO, AND EXCLUSIVELY EVIDENCED BY, DEFINITIVE LEGAL DOCUMENTATION IN FORM AND SUBSTANCE SATISFACTORY TO THOSE PARTIES AS SET FORTH IN SECTION 3.02 OF THE RESTRUCTURING SUPPORT AGREEMENT. IN ADDITION, THE TERMS AND CONDITIONS CONTAINED HEREIN ARE SUBJECT TO SATISFACTORY COMPLETION OF CREDIT AND UNDERWRITING APPROVAL AND SUCH OTHER TERMS AND CONDITIONS AS MAY BE DETERMINED BY THE COMPANY AND THE REQUISITE CONSENTING LENDERS IN THEIR SOLE DISCRETION.

TRANSACTION OVERVIEW
Implementation

The Restructuring will be accomplished through the Company’s commencement of voluntary cases under the Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to which the Company will file a joint pre-packaged chapter 11 plan (including all appendices, exhibits, schedules, and supplements thereto, as may be modified from time to time in accordance with its terms and the Restructuring Support Agreement, the “Plan”), which shall be undertaken and prosecuted with the support of the Consenting Lenders on the terms and conditions set forth in the Restructuring Support Agreement, and otherwise be materially consistent in all respects with the Restructuring Support Agreement and otherwise acceptable to the Company and the Requisite Consenting Lenders.

Prior to the Petition Date, the Debtors shall commence solicitation of the Plan pursuant to applicable non-bankruptcy law, with the form of and timing of such solicitation to be acceptable to the Requisite Consenting Lenders.

On the Petition Date, the Debtors shall file the Plan and an accompanying disclosure statement, in form and substance acceptable to the Debtors and the Requisite Consenting Lenders.

Milestones	The Company shall implement the Restructuring in accordance with the milestones set forth in Exhibit A to the Restructuring Support Agreement (collectively, the “Milestones”).
TREATMENT OF CLAIMS OR INTERESTS

Pursuant to the terms of the Restructuring Support Agreement, holders of claims against and equity interests in the Debtors shall receive the following treatment in full and final satisfaction of such claims and interests, which shall be released and discharged under the Plan.

Treatment of DIP Facility Claims

On the Effective Date, each holder of a Claim under the DIP Facility (a “DIP Facility Claim”) shall receive TL Exit Facility Loans (as defined below) in an amount equal to 101% of such holder’s allowed DIP Facility Claims.

Treatment of Administrative Expense, Priority Tax and Other Priority Claims	On or as soon as practicable following the date on which the Debtors shall consummate the transactions contemplated by the Plan (the date of such consummation, the “Effective Date”), each holder of an allowed administrative expense, priority tax, or other priority claim, other than administrative expense claims for professional fees and expenses

(including success fees) shall receive from their respective Debtor (i) payment in full in cash, (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (iii) such other terms as agreed to among the Debtors and the holders thereof, subject to the consent of the Requisite Consenting Lenders.

Treatment of Prepetition First Lien Claims

The Prepetition First Lien Claims shall be deemed to be allowed in the full amount outstanding under the respective Prepetition First Lien Credit Agreement, including all principal, accrued and unpaid interest at the applicable default rate, make wholes, premiums and other amounts due, and all accrued and unpaid fees, costs, expenses, and non-contingent indemnities payable under the Prepetition First Lien Credit Agreement.

On the Effective Date, each holder of an allowed Prepetition First Lien Claim shall receive the following:

If such holder either (a) does not also hold Prepetition Second Lien Loans or (b) also holds Prepetition Second Lien Loans and does not elect to participate as an Exit Facility Backstop Party (as defined below), at the election of each such holder, its pro rata share of either (x) payment in full, in cash of such holder’s allowed Prepetition First Lien Claims or (y) TL Exit Facility Loans in an amount equal to 101% of such holder’s allowed Prepetition First Lien Claims.

If such holder also holds Prepetition Second Lien Loans and elects to participate as an Exit Facility Backstop Party, (a) TL Exit Facility Loans in an amount equal to 101% of such holder’s allowed Prepetition First Lien Claims up to the percentage of Prepetition Second Lien Loans held by such holder relative to all Prepetition Second Lien Loans and (b) at the election of each such holder, its pro rata share of either (x) payment in full, in cash of such holder’s allowed Prepetition First Lien Claims in excess of the percentage of Prepetition Second Lien Loans held by such holder relative to all Prepetition Second Lien Loans or (y) TL Exit Facility Loans in an amount equal to 101% of such holder’s allowed Prepetition First Lien Claims in excess of the percentage of Prepetition Second Lien Loans held by such holder relative to all Prepetition Second Lien Loans.

The timing of when such elections are to be made are subject to further discussion and approval by the Requisite Consenting Lenders and will occur at the time necessary in order to permit the TL Exit Facility to be funded, if necessary, on the Effective Date.

All holders of Prepetition First Lien Claims shall be unimpaired and deemed to accept the Plan.

Treatment of Prepetition Second Lien Claims

The Prepetition Second Lien Claims shall be deemed to be allowed in the full amount outstanding under the Prepetition Second Lien Credit Agreement, including all principal, accrued and unpaid interest at the applicable default rate, make wholes, premiums and other amounts due, and all accrued and unpaid fees, costs, expenses, and non-contingent indemnities payable under the Prepetition Second Lien Credit Agreement.

On the Effective Date, each holder of an allowed Prepetition Second Lien Claim (or one or more of its designees) shall receive (a) its pro rata share of 65% of the total issued and outstanding new equity interests of Reorganized PREIT[2] (the “New Equity Interests”), calculated on a fully diluted basis on the Effective Date but subject to dilution by the MIP following the Effective Date, and (b) the option (but not the obligation) to participate as an Exit Facility Backstop Party on the terms and subject to the conditions set forth below.

All holders of allowed Prepetition Second Lien Claims shall be impaired and entitled to vote to accept or reject the Plan.

Treatment of General Unsecured Claims

On the Effective Date, each holder of an allowed General Unsecured Claim[3] shall receive from their respective Debtor (i) payment in full, in cash, (ii) other treatment (including reinstatement) consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (iii) such other terms as mutually agreed between the Debtors and the holders thereof, subject to the consent of the Requisite Consenting Lenders.

All holders of General Unsecured Claims shall be unimpaired and deemed to accept the Plan.

[2]	“Reorganized PREIT” means PREIT, or any successor(s) thereto, by merger, consolidation, acquisition of assets, or otherwise, as reorganized under the Plan.
[3]

“General Unsecured Claim” means any Claim that is not (i) secured by a lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code (it being understood that any claim in excess of the value of the collateral, shall constitute a general unsecured claim), (ii) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code against a Debtor, (iii) an Intercompany Claim or (iv) an Administrative Expense, Priority Tax or Other Priority Claim.

Treatment of Property-Level Debt and Guarantee Claims (including Fashion District Philadelphia Guaranty Claim)

To the extent that a Debtor is a borrower or guarantor on Property-Level Debt[4], on the Effective Date, each holder of a Property-Level Debt and guarantee claim shall receive from their respective Debtor (i) treatment (including reinstatement) consistent with the provisions of the Bankruptcy Code or (ii) such other terms as agreed to among the Debtors and the holders thereof, subject to the consent of the Requisite Consenting Lenders.

The Debtors may enter into forbearance agreements with Property-Level Debt lenders on terms acceptable to the Requisite Consenting Lenders.

Treatment of PREIT Existing Preferred Equity Interests

On the Effective Date, each allowed existing preferred equity interest in PREIT (the “Existing Preferred Equity Interests”) shall be cancelled, released, and extinguished and each of the holders thereof shall receive a gift in the form of its pro rata share of the Equity Distribution being allocated to holders of Existing Preferred Equity Interests pursuant to the Equity Distribution Allocation (defined below). Notwithstanding anything herein to the contrary, holders of Existing Preferred Equity Interests shall only be entitled to the Equity Distribution if all of the Equity Distribution Conditions (defined below) are satisfied (or waived by the Requisite Consenting Lenders in their sole and absolute discretion).

All holders of allowed Existing Preferred Equity Interests shall be impaired and deemed to reject the Plan.

Treatment of PREIT Existing Common Equity Interests

On the Effective Date, each allowed existing common equity interest in PREIT (the “Existing Common Equity Interests”) shall be cancelled, released, and extinguished and each of the holders thereof shall receive a gift in the form of its pro rata share of the Equity Distribution being allocated to holders of Existing Common Equity Interests pursuant to the Equity Distribution Allocation. Notwithstanding anything herein to the contrary, holders of Existing Common Equity Interests shall only be entitled to the Equity Distribution if all of the Equity Distribution Conditions are satisfied (or waived by the Requisite Consenting Lenders in their sole and absolute discretion).

All holders of allowed Existing Common Equity Interests shall be impaired and deemed to reject the Plan.

Equity Consideration Terms

“Equity Distribution” shall mean an amount equal to:

(i) $10 million in cash, less

the Equity Costs (defined below).

“Equity Distribution Allocation” means the total share of the Equity Distribution being allocated between Holders of allowed Existing Preferred Equity Interests and Holders of allowed Existing Common Equity Interests in the following amounts:

[4]

“Property-Level Debt” means certain secured project-level indebtedness of the Debtors and their subsidiaries as memorialized in applicable loan agreements, guarantees, mortgages, deeds of trust, assignments of rents, liens or other security and related documents (including any amendments, restatements, supplements or modification of any of the foregoing) related to or executed in connection with such property-level debt, as may be amended, restated, supplemented or otherwise modified from time to time.

(i) 70% of the Equity Distribution shall be allocated to Holders of allowed Existing Preferred Equity Interests; and

30% of the Equity Distribution shall be allocated to Holders of allowed Existing Common Equity Interests and Holders of Allowed Existing External PALP Interests.

“Equity Distribution Conditions” means each of the following conditions:

(i) (a) on or promptly following the Agreement Effective Date, the existing board of trustees of PREIT (the “Existing Board”) shall deliver a unanimous letter of support for the Plan to the Ad Hoc Group of Lenders, (b) at the time of, and in connection with, the public announcement of the Company’s entry into the Restructuring Support Agreement, the Debtors and the Existing Board shall issue a public statement which unanimously supports the Restructuring and explains, among other things, that the Company’s financial advisors have determined that the value of the Company does not exceed the aggregate amount of its Prepetition First Lien Loans and Prepetition Second Lien Loans. Based on such advice from its financial advisors, the Board has concluded that the consideration provided to preferred and common shareholders is in effect a gift resulting from a voluntary agreement with the prepetition lenders to avoid the expense of protracted chapter 11 proceedings and shall only be available in the event that the Equity Distribution Conditions are satisfied, and (c) the Existing Board shall continue to publicly support the transactions and agreements set forth in the Restructuring Support Agreement and this Restructuring Term Sheet including taking any actions reasonably necessary during the pendency of the Chapter 11 Cases in connection with the foregoing, in each case with regards to the deliverables of the Existing Board under clauses (a), (b) and (c) above, in form and substance acceptable to the Requisite Consenting Lenders. For the avoidance of doubt, the requirements above shall not be deemed, to alter, modify or supplant in any manner the Existing Board’s fiduciary duties under applicable law;

no official equity committee (an “Equity Committee”) is appointed by either the U.S. Trustee or the Bankruptcy Court, or, if an Equity Committee is appointed by the U.S. Trustee, such Equity Committee is disbanded within 20 days after appointment;

no member of the Existing Board seeks, supports or otherwise encourages the formation or appointment of an Equity Committee by either the U.S. Trustee or the Bankruptcy Court;

the Company promptly (a) opposes any request for the formation or appointment of an Equity Committee by either the U.S. Trustee or the Bankruptcy Court and (b) seeks the disbandment of any Equity Committee that is appointed;

no solicitation of votes on the Plan from holders of Existing Preferred Equity Interests or Existing Common Equity Interests is required or undertaken;

any dispute or proceeding brought by any Holder of any Existing Preferred Equity Interests and/or Existing Common Equity Interests regarding the mechanics or percentages of the Equity Distribution Allocation shall not result in the confirmation hearing being scheduled for, or taking place, after January 30, 2024, unless such date is waived or extended in writing by the Requisite Consenting Lenders on or before January 30, 2024 (which waiver or extension may be effected through email exchanged between counsel to the Company and counsel to the Ad Hoc Group of Lenders); and

the Bankruptcy Court shall have entered the Confirmation Order by no later than 11:59 p.m. (ET) on January 31, 2024, unless such date is (a) waived or extended in writing by the Requisite Consenting Lenders on or before January 31, 2024 (which waiver or extension may be effected through email exchanged between counsel to the Company and counsel to the Ad Hoc Group of Lenders) or (b) delayed due to (A) objections from any creditors (including, without limitation, the lenders under the Prepetition First Lien Credit Agreement or the Prepetition Second Lien Credit Agreement), (B) objections from the U.S. Trustee (provided that any such objections have not been requested or encouraged by holders of equity interests), (C) scheduling requests or requirements made by the Bankruptcy Court, or (D) strikes, work stoppages, accidents, acts of war or terrorism, epidemics, pandemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, interruptions, or loss or malfunction of utilities, communications or computer (software and hardware) services (for the avoidance of doubt, delays due to (x) a request by the Debtors other than in connection with clause (D) or (y) any actions by holders of Existing Preferred Equity Interests or Existing Common Equity Interests shall not be a permissible delay).

Any waiver of any Equity Distribution Condition shall be made solely by the Requisite Consenting Lenders in their sole and absolute discretion.

“Equity Costs” means all fees, costs and expenses incurred, owed or paid by the Debtors and/or their estates, (1) to any person, arising primarily in connection with or primarily resulting from (a) the formation or appointment of an Equity Committee, or any attempt to form or appoint an Equity Committee, (b) the Equity Distribution, (c) the Equity Distribution Allocation and/or (d) any pleadings, motions, requests, objections or other similar actions brought by holders of Existing Preferred Equity Interests or Existing Common Equity Interests (including, without limitation, in connection with any plan treatment, solicitation or valuation dispute), including, without limitation, any fees, costs and expenses associated with and resulting from any delay, dispute, objection, action, suit, claim, demand, investigation and/or proceeding of any kind, open, pending or threatened, primarily relating to any of the foregoing and (2) to any professionals to, or members of, any Equity Committee that is formed or appointed; provided however, that notwithstanding the foregoing, Equity Costs shall not include any immaterial fees, costs and expenses resulting from responding to objections brought by individual holders of Existing Preferred Equity Interests or Existing Common Equity Interests in an amount not to exceed $75,000.

Treatment of PREIT Associates, L.P. Equity Interests

On the Effective Date, each allowed limited partnership unit in PREIT Associates, L.P. other than such limited partnership units that constitute Intercompany Interests (the “Existing External PALP Interests”) shall be cancelled, released, and extinguished and each of the holders thereof shall receive a gift in the form of its pro rata share of the Equity Distribution being allocated to Holders of Existing Common Equity Interests and Existing External PALP Interests pursuant to the Equity Distribution Allocation; provided that for purposes of determining the Existing External PALP Interest pro rata share, Existing External PALP Interests shall be deemed to be the same as Existing Common Equity Interests, consistent with PREIT’s past practice. Notwithstanding anything herein to the contrary, Holders of Existing External PALP Interests shall only be entitled to the Equity Distribution if all of the Equity Distribution Conditions are satisfied (or waived by the Requisite Consenting Lenders in their sole and absolute discretion).

Treatment of Intercompany Claims

On the Effective Date, each holder of an allowed Intercompany Claim[5] shall have its Claim rendered unimpaired in accordance with section 1124 of the Bankruptcy Code (“Reinstated”) or cancelled, released, and extinguished and without any distribution at the Debtors’ election with the consent of the Requisite Consenting Lenders.

[5]	“Intercompany Claim” means any Claim against any Debtor held by another Debtor or an affiliate of a Debtor.

Treatment of Intercompany Interests

On the Effective Date, each holder of an allowed Intercompany Interest[6] shall have its Claim Reinstated or cancelled, released, and extinguished and without any distribution at the Debtors’ election with the consent of the Requisite Consenting Lenders.

RESTRUCTURING TERMS SUMMARY
DIP Financing and Use of Cash Collateral

The Chapter 11 Cases will be financed by (i) the Debtors’ use of cash collateral and (ii) a postpetition senior secured priming superpriority new money DIP Facility which shall include two (2) separate tranches each in an amount not to exceed $30 million (and an aggregate amount for the entire DIP Facility not to exceed $60 million). The terms, conditions and provisions of the DIP Facility shall be consistent with the DIP Facility Term Sheet attached as Exhibit C to the Restructuring Support Agreement (the “DIP Facility Term Sheet”).

All holders of Prepetition Second Lien Claims (or Related Fund, as applicable) will be eligible to subscribe for their pro rata share of the DIP Facility based on their respective pro rata holdings of their allowed Prepetition Second Lien Claims; provided that if a holder of Prepetition Second Lien Claims (or Related Fund, as applicable) subscribes to be an Exit Facility Backstop Party, then such holder (or Related Fund, as applicable) shall be required to fund its pro rata share of the DIP Facility.

To the extent a holder of Prepetition Second Lien Claims does not subscribe for its portion of the DIP Facility, Redwood Capital Management, LLC and Nut Tree Capital Management, LLC (including their respective Related Funds, the “DIP Backstop Parties”) will increase their respective shares of the DIP Facility for any DIP Facility that is not subscribed to by such non-participating holders of Prepetition Second Lien Claims (the “DIP Backstop”). The Debtors shall pay to the DIP Backstop Parties a put option premium in respect of the DIP Backstop commitment in an amount equal to 1.75% of the aggregate principal amount of the DIP Backstop commitment, payable in cash at the closing of the DIP Facility (the “DIP Backstop Premium”).

Revolving Exit Facility

To the extent Reorganized PREIT (together with its consolidated subsidiaries) is expected to have less than $75 million in unrestricted cash on the Effective Date, Reorganized PREIT shall raise a new super senior revolving exit credit facility in a maximum amount of $75 million (the “Revolving Exit Facility”), which shall be backstopped by holders of the Prepetition Second Lien Claims who are party to the Exit Facility Backstop Agreement (defined below) (the “Revolving Exit Facility Backstop”).

[6]	“Intercompany Interest” means an Interest in a Debtor held by a Debtor or an affiliate of a Debtor.

The terms, conditions and provisions of the Revolving Exit Facility shall be consistent with the Exit Facility Term Sheet attached as Exhibit D to the Restructuring Support Agreement and as otherwise acceptable to the Debtors and the Requisite Consenting Lenders (the “Exit Facility Term Sheet”).

Following the Agreement Effective Date, Requisite Exit Facility Backstop Parties may request (at any time in their sole discretion) that the Company seek alternative third-party financing to replace the Revolving Exit Facility. Upon any such request, the Company shall undertake, or cooperate with the Requisite Exit Facility Backstop Parties in, a process to obtain such alternative third-party financing and shall work in good faith to obtain such alternative third-party financing; provided, that the terms and conditions of such alternative third-party financing (including all associated professional and/or success fees in connection therewith) and the Company’s entry therein shall be subject to the consent of the Requisite Exit Facility Backstop Parties.

TL Exit Facility

Reorganized PREIT shall raise a new term loan exit credit facility (the “TL Exit Facility” and the loans thereunder, the “TL Exit Facility Loans”), which shall be backstopped by holders of the Prepetition Second Lien Claims who are party to the Exit Facility Backstop Agreement (the “TL Exit Facility Backstop”).

The terms, conditions and provisions of the TL Exit Facility shall be consistent with the Exit Facility Term Sheet.

Exit Facility Backstop Commitment

Each holder of an allowed Prepetition Second Lien Claim (or Related Fund, as applicable) will be eligible to subscribe for its pro rata share of the TL Exit Facility Backstop (a “TL Exit Facility Backstop Commitment”) and the Revolving Exit Facility Backstop (a “Revolving Exit Facility Backstop Commitment” and, together with such holder’s TL Exit Facility Backstop Commitment, an “Exit Facility Backstop Commitment”) based on such holder’s pro rata holdings of allowed Prepetition Second Lien Claims (each such subscribing party, an “Exit Facility Backstop Party” and, together with all subscribing parties, the “Exit Facility Backstop Parties”). For the avoidance of doubt, a holder of an allowed Prepetition Second Lien Claim (or Related Fund, as applicable) must subscribe for the same proportionate share of the TL Exit Facility Backstop Commitment and the Revolving Exit Facility Backstop Commitment. Furthermore, if a holder of an allowed Prepetition Second Lien Claim (or Related Fund, as applicable) subscribes to be an Exit Facility Backstop Party, then such holder (or Related Fund, as applicable) shall be required to fund its pro rata share of the DIP Facility.

The TL Exit Facility Backstop will fund the amount of cash necessary to pay the allowed Prepetition First Lien Claims in full to the extent that a holder of an allowed Prepetition First Lien Claim elects to receive cash for such claim in lieu of TL Exit Facility Loans as set forth above in the section titled “Treatment of Claims or Interests”.

The Revolving Exit Facility Backstop will fund the amount of cash necessary to fund the Revolving Exit Facility as set forth above in the section titled “Revolving Exit Facility”.

Each Exit Facility Backstop Party will be obligated to satisfy its respective Exit Facility Backstop Commitment on the Effective Date pursuant to the mechanics set forth herein, which will be further reflected in a backstop agreement in a form to be mutually agreed between the Exit Facility Residual Backstop Parties (as defined below) and the Debtors (such agreement, the “Exit Facility Backstop Agreement”).

An Exit Facility Backstop Party’s funding obligations with respect to the TL Exit Facility Backstop shall be based on the following conditions:

(i) Any Exit Facility Backstop Party (in such capacity) that holds the same percentage of Prepetition First Lien Claims (relative to the aggregate amount of all Prepetition First Lien Claims) and Prepetition Second Lien Claims (relative to all Prepetition Second Lien Claims ) shall be required to roll their Prepetition First Lien Claims into the TL Exit Facility and receive TL Exit Facility Loans on the terms provided above, which roll shall satisfy in full such Exit Facility Backstop Party’s TL Exit Facility Backstop Commitment.[7]

(ii)  Any Exit Facility Backstop Party (in such capacity) that holds a greater percentage of Prepetition First Lien Claims (relative to the aggregate amount of all Prepetition First Lien Claims) as compared to such Exit Facility Backstop Party’s holdings of Prepetition Second Lien Claims (relative to all Prepetition Second Lien Claims) shall be (i) required to roll the same percentage of their Prepetition First Lien Claims that is equal to their percentage of Prepetition Second Lien Claims into the TL Exit Facility and receive TL Exit Facility Loans on the terms provided above, which

[7]

For example, “Fund A” owns 20% of the aggregate amount of Prepetition First Lien Claims and 20% of the aggregate amount of Prepetition Second Lien Claims. Fund A shall be required to roll the full amount of their Prepetition First Lien Claims into the TL Exit Facility, which roll shall fully satisfy their TL Exit Facility Backstop Commitment.

roll shall satisfy in full such Exit Facility Backstop Party’s TL Exit Facility Backstop Commitment and (ii) may elect to either roll their remaining percentage of their Prepetition First Lien Claims into the TL Exit Facility or receive payment in full, in cash, for such remaining percentage on the terms set above.[8]

(iii)  Any Exit Facility Backstop Party (in such capacity) that holds a lesser percentage of Prepetition First Lien Claims (relative to the aggregate amount of all Prepetition First Lien Claims) as compared to such Exit Facility Backstop Party’s holdings of Prepetition Second Lien Claims (relative to all Prepetition Second Lien Claims ) shall be (i) required to roll the full amount of their Prepetition First Lien Claims into the TL Exit Facility on the terms provided above, and (ii) if necessary, required to fund new cash equal to a percentage of the TL Exit Facility equal to the difference between such holder’s percentage of Prepetition First Lien Claims (relative to the aggregate amount of all Prepetition First Lien Claims) and Prepetition Second Lien Claims (relative to all Prepetition Second Lien Claims ), which collectively shall satisfy in full such Exit Facility Backstop Party’s TL Exit Facility Backstop Commitment.[9]

For the avoidance of doubt, holders of Prepetition Second Lien Claims shall have the right to designate its funding obligations to an affiliate or related fund.

Residual Backstop Commitment

To the extent a holder of Prepetition Second Lien Claims (together with its respective participating Related Funds) does not subscribe for its full Exit Facility Backstop Commitment, Redwood Capital Management, LLC and Nut Tree Capital Management, LLC (together with their respective participating Related Funds, the “Exit Facility Residual Backstop Parties”) will further backstop (in addition to their respective Exit Facility Backstop Commitments) such unfunded portions of the TL Exit Facility and Revolving Exit Facility (the “Exit Facility Residual Backstop”).

[8]

For example, “Fund B” owns 20% of the aggregate amount of Prepetition First Lien Claims and 10% of the aggregate amount of Prepetition Second Lien Claims. Fund B shall (i) be required to roll 10% of the aggregate amount of Prepetition First Lien Claims into the TL Exit Facility (which roll shall fully satisfy their TL Exit Facility Backstop Commitment) and (ii) be allowed to elect to either roll their remaining Prepetition First Lien Claims into the TL Exit Facility or receive payment in full, in cash for such portion in lieu thereof.

[9]

For example, “Fund C” owns 5% of the aggregate amount of Prepetition First Lien Claims and 10% of the aggregate amount of Prepetition Second Lien Claims. Fund C shall be (i) required to roll 5% of the aggregate amount of Prepetition First Lien Claims into the TL Exit Facility, and (ii) required to fund 5% of the new cash required for the TL Exit Facility (if any). The combination of the roll and new cash funding shall fully satisfy their TL Exit Facility Backstop Commitment. In a similar regard, “Fund D” owns 0% of the aggregate amount of Prepetition First Lien Claims and 10% of the aggregate amount of Prepetition Second Lien Claims. Fund D shall be required to fund 10% of the new cash required for the TL Exit Facility (if any), which shall fully satisfy their TL Exit Facility Backstop Commitment.

Each Exit Facility Residual Backstop Party will be obligated to satisfy its respective Exit Facility Residual Backstop Commitment on the Effective Date in accordance with the terms and conditions set forth in the Exit Facility Backstop Agreement.

Exit Facility Backstop Equity Distribution and Mechanics

In consideration for providing the Exit Facility Backstop Commitment and (to the extent applicable) the Exit Facility Residual Backstop Commitment, on the Effective Date, each Backstop Party[10] (or one or more of its designees) shall receive its respective pro rata share of 35% of the total issued and outstanding New Equity Interests, calculated on a fully diluted basis on the Effective Date, but subject to dilution by the MIP following the Effective Date.

In addition to the above, if and to the extent that any new money is funded by a Backstop Party on account of the TL Exit Facility Backstop on the Effective Date, the Company shall pay to each such Backstop Party its respective pro rata share of a funding premium in an aggregate amount equal to 1.0% of the aggregate principal amount of the new-money portion of the TL Exit Facility (without giving effect to any increases thereof on account of other premiums or discounts) (the “TL Exit Facility Funding Premium”), which shall be paid in kind in the form of additional TL Exit Facility Loans. The TL Exit Facility Funding Premium will be fully earned, due and payable on the Effective Date.

OTHER TERMS OF THE RESTRUCTURING TRANSACTION
Organizational and Governance Matters

All corporate governance documents for the Reorganized Debtors, including, without limitation, any charters, bylaws, operating agreements, stockholder agreements or other organizational documents (collectively, the “New Governance Documents”) shall be determined by the Requisite Consenting Lenders, in consultation with the Debtors.

On or as soon as practicable following the Effective Date, in accordance with all applicable federal and state rules and regulations, including the Exchange Act, Reorganized PREIT shall de-register its equity and cease being an Exchange Act reporting company under the United States Securities and Exchange Commission (the “SEC”).

[10]	“Backstop Party” refers to a backstopping party in its capacity as an Exit Facility Backstop Party and (to the extent applicable) an Exit Facility Residual Backstop Party.

Board of Reorganized PREIT

The initial board of directors of Reorganized PREIT (the “New Board”) shall contain seven members consisting of (i) the chief executive officer of the Company and (ii) six individuals selected by the Requisite Consenting Lenders, on arrangements to be agreed to by, and in the sole discretion of, the Requisite Consenting Lenders.

Provisions regarding the removal, appointment, and replacement of members of the New Board will be set forth in the New Governance Documents.

Management Incentive Plan

The New Board shall be authorized to implement a management incentive plan (the “MIP”) that provides for the issuance of options and/or other equity-based compensation to the management and directors of Reorganized PREIT. A portion of the New Equity Interests, on a fully diluted basis, shall be reserved for issuance in connection with the MIP, with the actual amount to be reserved to be determined by the New Board. The participants in the MIP, the allocations and form of the options and other equity-based compensation to such participants (including the amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board.

Any shares issued pursuant to the MIP shall dilute equally the shares of New Equity Interests otherwise distributed pursuant to this Plan (including, without limitation, pursuant to or in connection with the provision of the Exit Facility Backstop Commitment and (to the extent applicable) the Exit Facility Residual Backstop Commitment).

Notwithstanding the foregoing, (i) the New Board shall retain a compensation consultant acceptable to the Requisite Consenting Lenders to advise it regarding the development of the MIP and (ii) the MIP shall be adopted by the New Board within sixty (60) days after the Effective Date.

Tax Matters

The Restructuring (including, for the avoidance of doubt, the Exit Facility Backstop Commitment and the Exit Facility Residual Backstop Commitment) shall be structured in a tax efficient manner acceptable to the Debtors and the Requisite Consenting Lenders, including, but not limited to, a manner satisfactory to the holders of the Requisite Consenting Lenders with respect to FIRPTA and to the preservation or enhancement of favorable tax attributes.

The Company will cooperate with any advisors selected by the Requisite Consenting Lenders in respect of all tax structuring matters.

Executory Contracts and Unexpired Leases

The Plan will provide that executory contracts and unexpired leases will be assumed, assumed and assigned or rejected pursuant to Section 365 of the Bankruptcy Code as to be determined by the Debtors with the consent of the Requisite Consenting Lenders.

The Company and the Requisite Consenting Lenders will work together in good faith to determine which executory contracts and unexpired leases shall be assumed, assumed and assigned, or rejected in the Chapter 11 Cases.

Employment Obligations

Except with respect to those agreements set forth on Annex B hereto or as set forth in the final sentence of this paragraph, the Requisite Consenting Lenders hereby consent to (x) the continuation of the Debtors’ wages, compensation, and benefits programs disclosed to the Requisite Consenting Lenders as of the date hereof according to existing terms and practices as of the date hereof, including, for the avoidance of doubt, payment in full in cash of all claims arising thereunder or related thereto as and when due, including executive compensation programs, and including paying the 2023 Annual Incentive Plan and (y) any motions in the Bankruptcy Court for approval of the foregoing agreements set forth in clause (x). Notwithstanding the foregoing, the Debtors’ wages, compensation, and benefit programs contemplated under the agreements set forth on Annex B may be continued solely under the terms and conditions set forth in the revised agreements entered into between the Debtors and the respective employee, as previously consented to by the Requisite Consenting Lenders, and without regard to historical terms and practices. The amounts to which the Consenting Lenders are consenting to be paid under any bonus plans shall not exceed the amounts set forth on Annex C hereto.

For the avoidance of doubt, the foregoing treatment of employment obligations shall not affect the implementation of the MIP.

Asset Sales	Any Asset Sales from and after the Agreement Effective Date shall approved by the Requisite Consenting Lenders in conjunction with management.

Indemnification of Prepetition Directors, Officers, Managers, et al. and Director, Officer, Manager and Employee Tail Coverage

Upon the Effective Date and consummation of the Plan on the terms set forth herein, all indemnification obligations in place as well as any limitation of trustees’ and officers’ liability as of the Effective Date under the Debtors’ organizational documents (including in the by-laws, certificates of incorporation or formation, limited liability company agreements, and other organizational or formation documents,) for the current and former directors, officers, managers, and employees of the Debtors, as applicable, shall be assumed and remain in full force and effect after the Effective Date, and shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive unimpaired and unaffected, irrespective of when such obligation arose.

On the Effective Date, (i) Reorganized PREIT shall be deemed to have assumed all existing prepetition unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) (it being understood that such policies have been paid in full in advance) and (ii) the Requisite Consenting Lenders approve the payment of the tail coverage premium and agree to fully support and defend such payment from any challenge, litigation or similar proceeding. Any amounts owed in connection with the matters discussed in this section during the Chapter 11 Cases shall be included as an approved item in any DIP budget or Cash Collateral Order.

In addition, after the Effective Date, Reorganized PREIT will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date and all other individuals covered by such insurance policies will be entitled to the full benefits of each such policy for the full term of such policy regardless of whether such members, managers, directors, officers or other individuals remain in such positions after the Effective Date.

Operational Advisors	Any and all operational advisers hired by the Company from and after the Agreement Effective Date shall be approved by the Requisite Consenting Lenders in conjunction with management.

Exemption from SEC Registration	The issuance of securities under the Plan will be exempt from SEC registration under section 1145 of the Bankruptcy Code to the full extent, if any, permitted thereby.

Retained Causes of Action

The Reorganized Debtors shall retain all rights to commence and pursue any action, interest, Claim, cause of action, controversy, demand, right, action, lien, indemnity, Equity Interest, guaranty, suit, obligation, liability, damage, remedy, proceeding, agreement, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law (the “Causes of Action”), other than any Causes of Action that the Company has released pursuant to the release and exculpation provisions outlined in this Restructuring Term Sheet and implemented pursuant to the Plan. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws. Notwithstanding the foregoing, the Reorganized Debtors shall retain all rights to commence and pursue any Causes of Action as specified in the Plan supplement, including without limitation any chapter 5 causes of action (other than against Released Parties), unless such causes of action are settled or resolved prior to the Effective Date with the consent of the Requisite Consenting Lenders.

Releases and Exculpation

The Debtors, any official committees appointed in the Chapter 11 Cases and each of their respective current and former officers and directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents and other representatives (each solely in its capacity as such), shall be exculpated from liability for their actions in connection with (i) these Chapter 11 Cases and (ii) any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date in connection with the Restructuring, with customary carve-outs for actual fraud and willful misconduct, to the extent permitted by law (the “Exculpated Parties”).

The Plan will include customary mutual releases in favor of, among others, (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Consenting Lenders, (iv) lenders under the DIP Facility, and (v) each of their respective current and former predecessors, successors, assigns, controlled affiliates (whether by operation of law or otherwise) and subsidiaries, managed accounts or funds or investment vehicles, and equity holders (regardless of whether such equity interests are held directly or indirectly), officers, directors, managers, principals, shareholders, trustees, nominees, independent contractors, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, actuaries, investment bankers, consultants, representatives, management companies, fund advisors, direct and indirect parent entities, “controlling persons” (within the meaning of the federal securities law), heirs, participants, administrators and executors, other professionals and related parties (the “Released Parties”) that shall provide for, among other things, releases from liability for their actions in connection with (A) the management, ownership or operation of the Debtors, (B) the business or contractual arrangements between any Debtor and any other entity, (C) these Chapter 11 Cases, (D) the Debtors’ in- or out-of-court restructuring efforts, and (E) any other act or omission, transaction, agreement, event, or other occurrence related to the foregoing taking place on or before the Effective Date, with customary carve-outs for actual fraud and willful misconduct, to the extent permitted by law.

Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims, interests or Causes of Action that have been released pursuant to the Plan, shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties or any of the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims, interests or Causes of Action; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims, interests or Causes of Action; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims, interests or Causes of Action; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims, interests or Causes of Action unless such Entity has filed a motion requiting the right to perform such setoff on or before the Effective Date or has filed a proof of Claim or proof of Interest indicating that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims, interests or Causes of Action released, settled or subject to exculpation pursuant to the Plan.

Retention of Jurisdiction	The Plan will provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters.

Conditions Precedent to the Effective Date

The occurrence of the Effective Date shall be subject to the satisfaction of certain conditions precedent customary in transactions of the type described herein (the “Conditions Precedent”), including, without limitation, the following:

All definitive documentation for the Restructuring shall have been executed and remain in full force and effect, which definitive documentation shall satisfy the consents set forth in the Restructuring Support Agreement.

All requisite filings with governmental authorities and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring, to the extent required.

The order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code (the “Confirmation Order”) shall have become a final and non-appealable order, which shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified, unless waived by the Debtors and the Requisite Consenting Lenders.

Each Existing Severance Amendment shall have either been (i) amended in form and substance acceptable in all respects to the Requisite Consenting Lenders on terms and conditions that are acceptable in all respects to the Requisite Consenting Lenders (and which provides severance within the first year after a change of control of 12 months and thereafter of no more than 12 months, unless in each case otherwise agreed by the Requisite Consenting Lenders and the respective Certain Officer) or (ii) if not amended in accordance with clause (i), rejected by the Debtors (without any amendment, supplement or modification thereto) and the Bankruptcy Court shall have entered an order approving such rejection in form and substance acceptable to the Requisite Consenting Lenders.

The Debtors shall have reached resolution with each holder of Property-Level Debt or a guarantee claim related thereto that is in form and substance acceptable to the Requisite Consenting Lenders.

Any additional Conditions Precedent to the Effective Date as set forth in the Restructuring Support Agreement.

Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in this Restructuring Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing claims or interests, including credit agreements and indentures, shall be canceled, and the Debtors’ obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Other Customary Plan Provisions

The Plan will provide for other standard and customary provisions, including in respect of the cancellation of existing claims and interests, the vesting of assets, the compromise and settlement of claims, the retention of jurisdiction by the Bankruptcy Court and the resolution of disputed claims.

Annex A

Debtors

1. Bala Cynwyd Associates, L.P.

2. Moorestown Mall LLC

3. Pennsylvania Real Estate Investment Trust

4. Plymouth Ground Associates LLC

5. Plymouth Ground Associates, LP

6. PR AEKI Plymouth LLC

7. PR AEKI Plymouth, L.P.

8. PR BVM, LLC

9. PR Capital City Limited Partnership

10. PR Capital City LLC

11. PR CC I LLC

12. PR CC II LLC

13. PR CC Limited Partnership

14. PR Cherry Hill Office GP, LLC

15. PR Chestnut Mezzco, LLC

16. PR Cumberland Outparcel LLC

17. PR Exton Limited Partnership

18. PR Exton LLC

19. PR Exton Outparcel GP, LLC

20. PR Exton Outparcel Holdings, LP

21. PR Exton Outparcel Limited Partnership

22. PR Exton Square Property L.P.

23. PR Fin Delaware, LLC

24. PR Gainesville Limited Partnership

25. PR Gainesville LLC

26. PR GV LLC

27. PR GV LP

28. PR Hyattsville LLC

29. PR Jacksonville Limited Partnership

30. PR Jacksonville LLC

31. PR JK LLC

32. PR Magnolia LLC

33. PR Monroe Old Trail Holdings, L.P.

34. PR Monroe Old Trail Holdings, LLC

35. PR Monroe Old Trail Limited Partnership

36. PR Monroe Old Trail, LLC

37. PR Moorestown Anchor-L&T, LLC

38. PR Moorestown Anchor-M LLC

39. PR Moorestown Limited Partnership

40. PR Moorestown LLC

41. PR North Dartmouth LLC

42. PR Plymouth Anchor-M, L.P.

43. PR Plymouth Anchor-M, LLC

44. PR Plymouth Meeting Associates PC LP

45. PR Plymouth Meeting Limited Partnership

46. PR Plymouth Meeting LLC

47. PR PM PC Associates LLC

48. PR PM PC Associates LP

49. PR Prince George’s Plaza LLC

50. PR Springfield Town Center LLC

51. PR Sunrise Outparcel 2, LLC

52. PR Swedes Square LLC

53. PR TP LLC

54. PR TP LP

55. PR Valley Anchor-M Limited Partnership

56. PR Valley Anchor-M, LLC

57. PR Valley Anchor-S, LLC

58. PR Valley Limited Partnership

59. PR Valley LLC

60. PR Valley Solar LLC

61. PR Valley View Anchor-M, LLC

62. PR Valley View Anchor-M Limited Partnership

63. PR Valley View OP-DSG/CEC, LLC

64. PR Valley View OP-TXRD, LLC

65. PR Walnut Mezzco, LLC

66. PREIT Associates, L.P.

67. PREIT-RUBIN OP, Inc.

68. PREIT-RUBIN, Inc.

69. PREIT Services, LLC

70. XGP LLC

Annex B

Amended and Restated Compensation, Benefits, and Severance Arrangements

1.	Amended and Restated Employment Agreement for Joe Coradino

2.	Amended and Restated Employment Agreement for Mario Ventresca

Annex C

[On file with Company]

EXHIBIT C

DIP Facility Term Sheet

Pennsylvania Real Estate Investment Trust

DIP Facility Term Sheet

This term sheet (together with all annexes, exhibits and schedules attached hereto, this “DIP Facility Term Sheet”) sets forth certain material terms of the proposed DIP Facility (as defined below). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Support Agreement, dated as of December 7, 2023 (together with all annexes, exhibits and schedules attached thereto, including the Restructuring Term Sheet (as defined therein) attached thereto, in each case, as amended, supplemented or modified in accordance with its terms, the “Restructuring Support Agreement”), to which this DIP Facility Term Sheet is attached.

Borrowers

Each of PREIT Associates, L.P., a Delaware limited partnership, PREIT-Rubin, Inc., a Pennsylvania corporation, and Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (collectively, the “Borrowers”), each in their capacities as a debtor and debtor-in-possession.

Guarantors

Each direct or indirect subsidiary of any of the Borrowers that does not have property-level secured debt, other than certain Excluded Subsidiaries and subject to customary exceptions to be agreed (collectively, the “Loan Guarantors” and, together with the Borrowers, the “Loan Parties”).

“Excluded Subsidiaries” shall be defined in a manner consistent with the excluded subsidiary concept set forth in the Prepetition First Lien Credit Agreement and Prepetition Second Lien Credit Agreement.

Administrative Agent and Collateral Agent

The administrative agent and the collateral agent for the DIP Lenders (as defined below) with respect to the DIP Facility (in such capacities, the “DIP Agent”) shall be a financial institution selected by, and qualified to perform the duties customarily associated with such roles as determined by, the Required DIP Lenders (as defined below), which shall be reasonably acceptable to the Borrowers (it being understood that Wilmington Savings Fund Society, FSB is acceptable to the Borrower).

DIP Lenders

Such financial institutions or entities that are party to the Restructuring Support Agreement (or their affiliated designees) who become party to the DIP Credit Agreement in accordance with its terms shall be lenders as of the Closing Date (as defined below) (each a “DIP Lender”, and collectively, the “DIP Lenders”); provided, that any DIP Lender must be a party to the Restructuring Support Agreement.

All holders of Prepetition Second Lien Claims shall be eligible to subscribe for their pro rata share of the DIP Facility based on their respective holdings of allowed Prepetition Second Lien Claims.

Prepetition First Lien Facility

That certain Amended and Restated First Lien Credit Agreement, dated as of December 10, 2020, among the Borrowers, Wilmington Savings Fund Society, FSB, as the successor administrative agent (the “Prepetition First Lien Agent”), and the lenders party thereto (the “Prepetition First Lien Lenders”, and together with the Prepetition First Lien Agent and the other secured parties under the Prepetition First Lien Credit Agreement and related loan documents, the “Prepetition First Lien Secured Parties”) (as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition First Lien Credit Agreement”; the obligations thereunder and under the related loan documents, the “Prepetition First Lien Secured Obligations”; and the liens and security interests granted in connection therewith, the “Prepetition First Lien Liens”) (the “Prepetition First Lien Facility”).

Prepetition Second Lien Facility

That certain Second Lien Credit Agreement, dated as of December 10, 2020, among the Borrowers, Wilmington Savings Fund Society, FSB, as the successor administrative agent (the “Prepetition Second Lien Agent”), and the lenders party thereto (the “Prepetition Second Lien Lenders”, and together with the Prepetition Second Lien Agent and the other secured parties under the Prepetition Second Lien Credit Agreement and related loan documents, the “Prepetition Second Lien Secured Parties”) (as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition Second Lien Credit Agreement”; the obligations thereunder and under the related loan documents, the “Prepetition Second Lien Secured Obligations”; and the liens and security interests granted in connection therewith, the “Prepetition Second Lien Liens”) (the “Prepetition Second Lien Facility”).

Permitted Liens

Any valid liens (“Permitted Prior Liens”) that are (i) in existence on the Petition Date, (ii) either perfected as of the Petition Date or perfected subsequent to the Petition Date under section 546(b) of the Bankruptcy Code and (iii) senior in priority to the Prepetition First Lien Liens or by operation of applicable non-bankruptcy law.

Interim and Final DIP Orders

The order approving the DIP Facility on an interim basis, which shall be in form and substance, and upon terms and conditions, acceptable in all respects to the Loan Parties and the Required DIP Lenders (the “Interim DIP Order”), shall authorize and approve, among other matters, (i) the Loan Parties’ entry into the DIP Documents (as defined below), (ii) the making of the DIP Loans (as defined below), (iii) the granting of the superpriority claims and liens against the Loan Parties and their assets in accordance with the DIP Documents with respect to the DIP Collateral (as defined below), (iv) the payment of the DIP Backstop Premium (as defined in the Restructuring Term Sheet), (v) those items set forth below in “Stipulations, Waivers, Releases and Protections”, (vi) the use of Cash Collateral (as defined below), and (vii) the granting of adequate protection to the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties (collectively, the “DIP Matters”).

The order approving the DIP Facility on a final basis, which shall be in form and substance, and upon terms and conditions, acceptable in all respects to the Loan Parties and the Required DIP Lenders (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”), shall authorize and approve among other matters, the DIP Matters.

Adequate Protection

As adequate protection against the risk of any diminution in the value of the Prepetition First Lien Liens in all collateral securing the Prepetition First Lien Secured Obligations (the “First Lien Collateral”) and the Prepetition Second Lien Liens in all collateral securing the Prepetition Second Lien Secured Obligations (the “Second Lien Collateral”), which is as a result of, or arises from, or is attributable to, the imposition of the automatic stay, or the use, sale or lease of such First Lien Collateral and such Second Lien Collateral, or the grant of a lien under section 364 of the Bankruptcy Code and applicable case law interpreting the same (any such diminution, “Diminution in Value”), the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties shall be granted the following adequate protection, subject in all cases to the Carve-Out (as defined below), the DIP Liens (as defined below), DIP Superpriority Claims (as defined below) and Permitted Prior Liens:

(i) The Prepetition First Lien Secured Parties shall be granted the following adequate protection: (A) to the extent of any Diminution in Value of the Prepetition First Lien Liens in First Lien Collateral, validly perfected replacement liens on any security interests in all DIP Collateral (as defined below) (the “First Lien Adequate Protection Liens”), which adequate protection liens shall have the priority set forth on Annex II attached hereto, as applicable; (B) to the extent of any Diminution in Value of the Prepetition First Lien Liens in First Lien Collateral, a superpriority administrative expense claim as contemplated by section 507(b) of the Bankruptcy Code against each of the Loan Parties, on a joint and several basis, which claim shall have priority over any and all administrative expense claims against the Loan Parties and their estates, now existing or hereafter arising, including, without limitation, of the kinds specified in or ordered pursuant to sections 105, 326, 327, 328, 330, 331, 364, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113 and 1114 of the Bankruptcy Code (other than the Carve-Out (as defined below)) (the “First Lien Adequate Protection Claims”), which claims shall be subject to the priorities set forth on Annex II attached hereto, as applicable; (C) payment of accrued but unpaid pre- and post-petition interest in cash at the Post-Default Rate (as defined in the Prepetition First Lien Credit Agreement) as the same becomes due and payable under the Prepetition First Lien Credit Agreement; (D) the payment of the reasonable and documented out-of-pocket fees and expenses of the Prepetition First Lien Agent and the Consenting First Lien Lenders; provided, however, that the foregoing shall be limited to the pre-petition and post-petition fees and expenses of (i) Paul Hastings, LLP, as counsel to the Ad Hoc Group of Lenders, (ii) Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), as financial advisor to the Ad Hoc Group of Lenders, (iii) one local counsel to the Ad Hoc Group of Lenders in each required jurisdiction, and (iv) any other attorneys, financial advisors or professionals retained by the Ad Hoc Group of Lenders (including the retention of any such professional made by Paul Hastings) with the consent of the Borrowers (not to be unreasonably withheld, conditioned or delayed) (collectively clauses (i) through (iv), the “Ad Hoc Group’s Advisors”); (E) the Borrowers shall provide copies of any financial reports (including the weekly delivery of a rolling 13 week cash flow, budget, and supporting information) to the extent otherwise provided to the DIP Lenders; and (F) the “first day” orders shall be reasonably acceptable to the Requisite Consenting Lenders; and

(ii)  The Prepetition Second Lien Secured Parties shall be granted the following adequate protection: (A) to the extent of any Diminution in Value of the Prepetition Second Lien Liens in Second Lien Collateral, validly perfected replacement liens on any security interests in all DIP Collateral (as defined below) (the “Second Lien Adequate Protection Liens”), which adequate protection liens shall have the priority set forth on Annex II attached hereto, as applicable; (B) to the extent of any Diminution in Value of the Prepetition Second Lien Liens in Second Lien Collateral, a superpriority administrative expense claim as contemplated by section 507(b) of the Bankruptcy Code against each of the Loan Parties, on a joint and several basis, which claim shall have priority over any and all administrative expense claims against the Loan Parties and their estates, now existing or hereafter arising, including, without limitation, of the kinds specified in or ordered pursuant to sections 105, 326, 327, 328, 330, 331, 364, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113 and 1114 of the Bankruptcy Code (the “Second Lien Adequate Protection Claims”), which claims shall be subject to the priorities set forth on Annex II attached hereto, as applicable; (C) the payment of the reasonable and documented out-of-pocket fees and expenses of the Prepetition Second Lien Agent and the Consenting Second Lien Lenders; provided, however, that the foregoing shall be limited to the pre-petition and post-petition fees and expenses of the Ad Hoc Group’s Advisors; (D) the Borrowers shall provide copies of any financial reports (including the weekly delivery of a rolling 13 week cash flow, budget, and supporting information) to the extent otherwise provided to the DIP Lenders; and (E) the “first day” orders shall be reasonably acceptable to the Requisite Consenting Lenders.

Carve-Out

The Prepetition First Lien Liens, the Prepetition Second Lien Liens, the liens on and security interests in the DIP Collateral (as defined below), the adequate protection liens, and all superpriority administrative expense claims granted under the DIP Orders, shall be subject and subordinate to the Carve-Out.

For purposes hereof, “Carve-Out” means an amount equal to the sum of (i) all fees required to be paid to the clerk of the Bankruptcy Court under section 156(c) of title 28 of the United States Code and to the U.S. Trustee under section 1930(a) of title 28 of the United States Code plus interest at the applicable statutory rate (without regard to the notice set forth in (iii) below) (collectively, the “Statutory Fees”), which Statutory Fees shall not be subject to any budget; (ii) all reasonable fees and expenses up to $25,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise (which order has not been vacated or stayed), all unpaid fees and expenses (including any restructuring, sale, success, or other transaction fee allowed and payable by the Loan Parties to PJT Partners LP pursuant to that certain engagement letter dated September 7, 2023, but excluding any other restructuring, sale, success, or other transaction fee of any other investment bankers or financial advisors of the Loan Parties) (collectively, “Allowed Professional Fees”) incurred by persons or firms retained by the Loan Parties pursuant to sections 327, 328, or 363 of the Bankruptcy Code (collectively, the “Professional Persons”) at any time before or on the second (2nd) business day following delivery by the DIP Agent of the Carve-Out Trigger Notice (as defined below), whether allowed by the Bankruptcy Court prior to or after delivery by the DIP Agent of a Carve-Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $2 million incurred after the second (2nd) business day following delivery by the DIP Agent of the Carve-Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (which order has not been vacated or stayed) (the amounts set forth in this clause (iv) being the “Post-Carve-Out Trigger Notice Cap”).[11]

For purposes of the foregoing, the “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent (at the direction of the Required DIP Lenders) to the Loan Parties, their lead restructuring counsel, and the U.S. Trustee, which notice may be delivered following the occurrence and during the continuation of an Event of Default (as defined below), stating that the Post-Carve-Out Trigger Notice Cap has been invoked; provided that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement, or compensation described in clauses (i), (ii), (iii) or (iv) above on any grounds.

Type and Amount of the DIP Facility

Senior secured superpriority debtor-in-possession term loan credit facility (the “DIP Facility”, and the loans outstanding thereunder, the “DIP Loans”), in an aggregate principal amount of commitments of $60 million, pursuant to which the DIP Lenders shall provide new money term loans as set forth below:

•   a single borrowing on the Closing Date in an aggregate principal amount equal to $30 million (the “Initial DIP Draw”); and

•   one additional borrowing following the Closing Date in an aggregate principal amount up to $30 million (the “Final DIP Draw”).

DIP Loans that are repaid or prepaid may not be reborrowed.

Use of Proceeds

Solely in accordance with and subject to the credit agreement governing the terms of the DIP Facility (the “DIP Credit Agreement”, and together with all security and collateral agreements related thereto, the “DIP Documents”), the proceeds of (x) the Initial DIP Draw shall be used only (i) to make adequate protection payments as required in the DIP Documents and the DIP Orders, (ii) to pay the administrative costs of the Chapter 11 Cases, (iii) to address Property-Level Debt (as defined in the Restructuring Term Sheet) in a manner set forth in the Approved Budget or otherwise approved by the Required DIP Lenders and

[11]	The Carve-Out shall not include any amounts for professionals retained by any official committees appointed in the Chapter 11 Cases.

(iv) for general corporate purposes, in each case, in accordance with and subject to the DIP Documents and the DIP Orders (including the budget approved for variance testing, as may be updated from time to time, subject to permitted variances); and (y) the Final DIP Draw shall be used solely to address Property-Level Debt in a manner set forth in the Approved Budget or as otherwise consented to by Required DIP Lenders.

Closing Date	The date of the satisfaction (or waiver) of each of the conditions precedent to the Initial DIP Draw after entry of the Interim DIP Order (the “Closing Date”).

Maturity

The DIP Facility shall mature on the earliest to occur of:

(i) ninety (90) days after the Closing Date; provided, that such date may be extended for up to an additional ninety (90) days at the option of Required DIP Lenders based on, among other things, the prior achievement of certain Milestones;

(ii)  the effective date of a chapter 11 plan of any Loan Party, which has been confirmed by an order entered by the Bankruptcy Court in any of the Chapter 11 Cases;

(iii)  dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases into a case under Chapter 7 of the Bankruptcy Code;

(iv) the acceleration of the DIP Loans and the termination of the commitments under the DIP Facility; and

(v)   the closing of a sale of all or substantially all assets or equity of the Loan Parties (other than to another Loan Party).

Subject to the Restructuring Support Agreement and payment of the Roll Premium (as defined below) and with the consent of Required DIP Lenders, the DIP Loans may be satisfied and discharged pursuant to a refinancing thereof with proceeds of, or a roll thereof into, including pursuant to a “cashless” exchange or otherwise, term loans under the Exit Facility in accordance with the terms of the Restructuring Support Agreement (the “DIP Maturity Roll”).

Roll Premium

On the effective date of the DIP Maturity Roll, the Borrowers shall pay to each DIP Lender a payment in an amount equal to 1.00% of the aggregate principal amount of the DIP Facility held by such DIP Lender, which payment shall be fully earned, due and payable on the effective date of the DIP Maturity Roll and shall be paid in the form of additional term loans under the Exit Facility.

Amortization	None.

Payments and Interest Rates	As set forth on Annex I attached hereto.

Mandatory Prepayments

Mandatory prepayments of the DIP Loans shall be required in an amount equal to (i) 100% of net cash proceeds of any event of loss or condemnation, (ii) 100% of net cash proceeds from the issuance of post-petition indebtedness not permitted by the DIP Credit Agreement, (iii) 100% of net cash proceeds from the issuance of any equity of the Borrowers or any subsidiary thereof, and (iv) 100% of the net cash proceeds of any sale of assets of any of the Loan Parties or their subsidiaries (other than asset sales in the ordinary course of business), in each case, subject to the Documentation Principles (as defined below).

Voluntary Prepayments	Permitted, in whole or in part, subject to limitations as to minimum amounts of prepayments (and customary SOFR breakage).

Collateral and Priority

Subject to the Carve-Out, as security for the prompt payment and performance of all amounts due under the DIP Facility, including, without limitation, all principal, interest, premiums, payments, fees, costs, expenses, indemnities or other amounts (collectively, the “DIP Obligations”), effective as of the Petition Date, the DIP Agent, for the benefit of itself and the DIP Lenders, shall be granted automatically and properly perfected liens and security interests (“DIP Liens”) in all assets and properties of each of the Loan Parties and their bankruptcy estates, whether tangible or intangible, real, personal or mixed, wherever located, whether now owned or consigned by or to, or leased from or to, or hereafter acquired by, or arising in favor of, the Loan Parties (including under any trade names, styles or derivations thereof), whether prior to or after the Petition Date, including, without limitation, all of the Loan Parties’ rights, title and interests in (1) all First Lien Collateral and Second Lien Collateral, (2) all money, cash and cash equivalents; (3) all funds in any deposit accounts, securities accounts, commodities accounts or other accounts (together with all money, cash and cash equivalents, instruments and other property deposited therein or credited thereto from time to time); (4) all accounts and other receivables (including those generated by intercompany transactions); (5) all contracts and contract rights; (6) all instruments, documents and chattel paper; (7) all securities (whether or not marketable); (8) all goods, as-extracted collateral, furniture, machinery, equipment, inventory and fixtures; (9) all real property interests; (10) all interests in leaseholds, (11) all franchise rights; (12) all patents, tradenames, trademarks (other than intent-to-use trademarks), copyrights, licenses and all other intellectual property; (13) all general intangibles, tax or other refunds, or insurance proceeds; (14) all equity interests, capital stock, limited liability company interests, partnership interests and financial assets; (15) all investment property; (16) all supporting obligations; (17) all letters of credit and letter of credit rights; (18) all commercial tort claims; (19) all claims and causes of action arising under Chapter 5 of the Bankruptcy Code (“Avoidance Actions”) and the proceeds of or property recovered, whether by judgment, settlement or otherwise, from Avoidance Actions (“Avoidance Action Proceeds”); (20) all books and records (including, without limitation, customers lists, credit files, computer programs, printouts and other computer materials and records); (21) to the extent not covered by the foregoing, all other goods, assets or properties of the Loan Parties, whether tangible, intangible, real, personal or mixed; and (22) all products, offspring, profits, and proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, including any and all proceeds of any insurance (including any business interruption and property insurance), indemnity, warranty or guaranty payable to such Loan Party from time to time with respect to any of the foregoing

(collectively, the “DIP Collateral”); provided that DIP Collateral shall exclude other assets to be mutually agreed among the Borrowers and the Required DIP Lenders, but shall include any and all proceeds and products of such excluded assets, unless such proceeds and products otherwise separately constitute excluded assets.

The DIP Liens shall have the following priorities (subject in all cases to the Carve-Out):

i.   First Liens on Unencumbered Property. Pursuant to Section 364(c)(2) of the Bankruptcy Code, the DIP Liens shall be valid, binding, continuing, enforceable, non-avoidable, fully and automatically perfected first priority liens and security interests in all DIP Collateral that is not subject to Permitted Prior Liens (collectively, “Unencumbered Property”), including Avoidance Actions and Avoidance Action Proceeds, which DIP Liens shall be subject and subordinate only to the Carve-Out.

ii.  Priming DIP Liens and Liens Junior to Certain Other Liens. Pursuant to sections 364(c)(3) and 364(d) of the Bankruptcy Code, the DIP Liens shall be valid, binding, continuing, enforceable, non-avoidable, fully and automatically perfected in all DIP Collateral (other than as described in clause (i) above), which DIP Liens (a) shall be subject and subordinate only to (1) the Carve-Out and (2) Permitted Prior Liens, (b) shall be senior to any and all other liens and security interests in DIP Collateral, including, without limitation, all liens and security interests in any DIP Collateral that would otherwise be subject to the Prepetition First Lien Liens (including, without limitation, any First Lien Adequate Protection Liens), and (c) shall otherwise be subject to the priorities set forth in Annex II attached hereto.

iii.   Liens Senior to Other Liens. Except to the extent expressly permitted hereunder, subject to the Carve-Out, the DIP Liens and the DIP Superpriority Claims (as defined below) shall not be made subject to or pari passu with (a) any lien, security interest or claim heretofore or hereinafter granted in any of the Chapter 11 Cases or any successor cases, including any lien or security interest granted in favor of any federal, state, municipal or other governmental unit (including any regulatory body), commission, board or court for any liability of the Loan Parties, (b) any lien or security interest that is avoided or preserved for the benefit of the Loan Parties and their estates under section 551 of the Bankruptcy Code or otherwise, (c) any intercompany or affiliate claim, lien or security interest of the Loan Parties or their affiliates, or (d) any other lien, security interest or claim arising under section 363 or 364 of the Bankruptcy Code granted on or after the date hereof.

Guarantees	Each Loan Guarantor shall unconditionally guarantee, on a joint and several basis, all DIP Obligations arising under or in connection with the DIP Facility.

DIP Superpriority Claims

Subject to the Carve-Out, the DIP Obligations shall be allowed superpriority administrative expense claims under section 364(c) of the Bankruptcy Code against each of the Loan Parties, on a joint and several basis, which claims shall have priority over any and all administrative expense claims against the Loan Parties and their estates, now existing or hereafter arising, including, without limitation, of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 552(b), 726, 1113 and 1114 of the Bankruptcy Code, with recourse against all DIP Collateral (the “DIP Superpriority Claims”), which DIP Superpriority Claims shall be subject to the priorities set forth in Annex II attached hereto.

Use of Cash Collateral:	The Loan Parties shall be permitted to use cash collateral for the purposes and to the extent provided for in the Approved Budget, the Interim DIP Order and the Final DIP Order.

Milestones	The Loan Parties shall comply with the Milestones, which Milestones shall be incorporated into the DIP Credit Agreement.

Documentation

The DIP Facility (including the terms and conditions applicable thereto) shall be documented pursuant to and evidenced by (a) the DIP Credit Agreement, negotiated in good faith, in form and substance acceptable to the Borrowers and the Required DIP Lenders, which shall (i) reflect the terms set forth herein, (ii) reflect the terms of the Interim DIP Order or the Final DIP Order, as applicable, (iii) have usual and customary provisions for debtor-in-possession financings of this kind and provisions that are necessary to effectuate the financing contemplated hereby, as determined by the Borrowers and the Required DIP Lenders and (iv) be mutually agreed among the Borrowers and the Required DIP Lenders, (b) the Interim DIP Order, (c) the Final DIP Order, and (d) other legal documentation or instruments as are, in each case, usual and customary for debtor-in-possession financings of this type and/or reasonably necessary to effectuate the financing contemplated hereby, as determined by the Loan Parties and the Required DIP Lenders (this paragraph, the “Documentation Principles”); provided that the security interest over the DIP Collateral shall be created and perfected by the Interim DIP Order and Final DIP Order, as applicable, and no mortgages or other perfection documentation (other than UCC financing statements) shall be required.

Representations and Warranties	The DIP Documents shall contain usual and customary representations and warranties, subject to the Documentation Principles.

Cash Flow Reporting; Variance Reporting; Variance Testing

Not later than 5:00 p.m. New York City time on every fourth Thursday following the Closing Date (the “Updated Budget Deadline”), deliver to the Ad Hoc Group’s Advisors and the DIP Lenders a supplement to the Initial DIP Budget or most-recently delivered Updated Budget (each such supplement, an “Updated Budget”), covering the 13-week period that commences with Monday of the calendar week immediately preceding such Updated Budget Deadline, consistent with the form and level of detail set forth in the Initial DIP Budget and including a forecasted unrestricted cash balance as well as a line-item report setting forth the estimated fees and expenses to be incurred by each professional advisor on a weekly basis. Each Updated Budget shall only be deemed the “Approved Budget” upon receipt by the Loan Parties of affirmative written approval thereof by the Required DIP Lenders (or one of the Ad Hoc

Group’s Advisors on behalf of the Required DIP Lenders) in their sole discretion (which approval may be provided via email from the Ad Hoc Group’s Advisors to the Loan Parties’ advisors); provided, that in the event such Updated Budget is not so approved by the Required DIP Lenders, the prior Approved Budget shall remain in effect; provided further that the Required DIP Lenders shall not have any obligation to approve any Updated Budget, and, no modification to any Updated Budget or any Approved Budget, or any reforecasting of any information relating to any period covered by any other Updated Budget or any Budget, as the case may be, shall in any event be effective without the affirmative written consent of the Required DIP Lenders.

Not later than 5:00 p.m. New York City time every second Thursday (commencing with Thursday of the second week immediately following the Closing Date), deliver to the Ad Hoc Group’s Advisors and the DIP Lenders a variance report (each, a “Variance Report”), in form and substance acceptable to the Required DIP Lenders, showing the difference between amounts budgeted in the Approved Budget and actual amounts, in each case, with respect to each of (a) total cash receipts and total cash disbursements (excluding professional fees) and (b) professional fees (on a professional-by-professional basis), in each case, for the Applicable Period, together with a reasonably detailed explanation of any material variance.

“Applicable Period” means (a) with respect to the first Variance Report the two-week period ending on the Monday immediately prior to delivery of such Variance Report, and (b) with respect to each Variance Report thereafter, the four-week period ending on the Monday immediately prior to delivery of such Variance Report.

Financial Covenant

The Borrower shall not permit any negative variance with respect to any Applicable Period for total cash disbursements as compared to total budgeted cash disbursements in the Variance Report, excluding professional fees, to be greater than 25% (the “Variance Test”).

Affirmative and Negative Covenants

The DIP Documents shall contain usual and customary affirmative and negative covenants for facilities of this type, subject to the Documentation Principles; provided that, without limitation, the DIP Documents shall require:

(i) two (2) business days’ advance delivery of all material pleadings, motions and other material documents filed with the Bankruptcy Court on behalf of the Loan Parties in the Chapter 11 Cases to the Ad Hoc Group’s Advisors, unless not reasonably practicable under the circumstances (in which case, as soon as reasonably practicable prior to filing);

(ii)  monthly financial statements; and

(iii)  at the reasonable request of the Ad Hoc Group’s Advisors or the DIP Lenders, weekly conference calls and/or video calls among the Loan Parties’ relevant senior management, the Loan Parties’ advisors, the Ad Hoc Group’s Advisors and the DIP Lenders, which update calls may cover the Loan Parties’ financial performance, the latest budget approved for variance testing, the Loan Parties’ variance reports, and the other information provided pursuant to the reporting covenant described above.

Conditions Precedent to Closing and the Initial Borrowing

The Closing Date under the DIP Facility, and the Initial DIP Draw, shall be subject to customary conditions to closing for facilities of this type, including, without limitation, the following:

(i)  no later than three (3) business days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order, and the Interim DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Required DIP Lenders;

(ii)  the preparation, authorization and execution of the DIP Documents with respect to the DIP Facility, in form and substance consistent with this DIP Facility Term Sheet and otherwise acceptable to the Loan Parties, the Required DIP Lenders and the DIP Agent;

(iii)   the delivery of a 13-week cash flow projection (the “Initial DIP Budget”)[12] in form and substance acceptable to the Required DIP Lenders, reflecting (i) the Loan Parties’ anticipated cash receipts and disbursements for each calendar week during the period from the week in which the Petition Date occurs through and including the end of the thirteenth calendar week thereafter and (ii) a professional fee accrual budget with respect to the anticipated fees and expenses to be incurred by professionals retained by the Loan Parties and other professionals during the thirteen week period;

(iv) the delivery of (i) a secretary’s (or other officer’s) certificate of the Borrowers and each of the other Loan Parties, dated as of the Closing Date and in such form as is customary for the jurisdiction in which the relevant Loan Party is organized, with appropriate insertions and attachments; and (ii) a customary closing officer’s certificate of the Borrowers;

(v)   all premiums, payments, fees, costs and expenses (including, without limitation, the fees and expenses of the Ad Hoc Group’s Advisors and all other counsel, financial advisors and other professionals of the DIP Lenders and DIP Agent (whether incurred before or after the Petition Date) to the extent earned, due and owing, and including estimated fees and expenses through the Closing Date) shall have been paid; provided that any such fees and expenses of the Ad Hoc Group’s Advisors and all other counsel, financial advisors and other professionals of the DIP Lenders and DIP Agent to be paid on the Closing Date must be invoiced at least one (1) calendar day prior to the Closing Date;

[12]

The Initial Budget and all subsequent Updated Budgets shall include $0 on account of the fees and expenses of any professionals retained by any official committee appointed in the Chapter 11 Cases and shall provide $0 on account of any fees, costs and expenses to investigate the Prepetition First Lien Lenders and Prepetition Second Lien Lenders, including the liens and claims of such lenders, provided that such requirement shall not be deemed to alter, modify or supplant in any manner the Existing Board’s fiduciary duties under applicable law.

(vi) the DIP Lenders shall have received from the Borrowers and each of the Loan Parties, at least three (3) business days prior to the Closing Date, to the extent requested in writing at least eight (8) business days prior to the Closing Date, (a) documentation and other information requested by any DIP Lender that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (b) if a Borrower qualifies as a “legal entity customer” under the beneficial ownership regulations, the DIP Lenders shall have received from such Borrower, at least one business day prior to the Closing Date, a beneficial ownership certification in relation to such Borrower;

(vii)  the DIP Agent shall have a fully perfected lien on the DIP Collateral pursuant to the Interim DIP Order to the extent required by the DIP Documents and the Interim DIP Order, having the priorities set forth in the Interim DIP Order;

(viii)  payment of the applicable Draw Payment;

(ix) the Closing Date shall have occurred on or before the date that is three (3) calendar days after the date of entry of the Interim DIP Order unless the Required DIP Lenders consent to a later date; and

(x)   the Restructuring Support Agreement shall have been executed and be in full force and effect.

Final DIP Draw

The Final DIP Draw shall be subject to customary conditions (including, without limitation, payment of the applicable Draw Payment) and shall be subject to Required DIP Lenders providing reasonable consent over the documentation to be entered into with respect to the property-level debt, to the extent applicable, with respect to which the proceeds of such Final DIP Draw is intended to be used.

Events of Default

The DIP Documents shall contain usual and customary events of default for facilities of this type, subject to the Documentation Principles (including grace periods and materiality qualifiers), including, without limitation (the “Events of Default”):

(i)  the Loan Parties’ failure to pay professional fees when due under the DIP Documents or DIP Orders, subject to a ten (10) calendar day grace period;

(ii)  the Closing Date shall not have occurred within five (5) business days of the Petition Date;

(iii)   the Restructuring Support Agreement shall have been terminated;

(iv) the Loan Parties’ failure to satisfy any of the Milestones; and

(v)   the Loan Parties’ breach of the Variance Test.

Upon the occurrence and during the continuation of an Event of Default, without further order from or application to the Bankruptcy Court, the automatic stay provisions of Section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the DIP Agent, acting at the request of the Required DIP Lenders, to (A) deliver to the Borrowers a notice declaring the occurrence of an Event of Default, (B) declare the termination, reduction, or restriction of the commitments under the DIP Facility, (C) declare the DIP Loans then outstanding to be due and payable, (D) declare the termination, reduction or restriction on the ability of the Loan Parties to use any Cash Collateral, (E) terminate the DIP Facility, (F) charge the default rate of interest under the DIP Facility, (G) freeze all monies in any deposit accounts of the Loan Parties, (H) exercise any and all rights of setoff, (I) exercise any right or remedy with respect to the DIP Collateral or the DIP Liens, or (J) take any other action or exercise any other right or remedy permitted under the DIP Documents, the DIP Orders or applicable law; provided, however, that in the case of the enforcement of rights against the DIP Collateral pursuant to clauses (D), (F), (G), (H), (I) and (J) above, (i) the DIP Agent, acting at the request of the Required DIP Lenders, shall provide counsel to the Loan Parties and the Office of the United States Trustee with three (3) business days’ prior written notice (such period, the “Remedies Notice Period”), and (ii) during the Remedies Notice Period, the Loan Parties shall be permitted to request an emergency hearing before the Bankruptcy Court (which request must be made prior to the conclusion of the Remedies Notice Period and shall seek consideration of such request on an expedited basis) solely to consider on an expedited basis whether an Event of Default has occurred or is continuing; provided, further, that in any such hearing following such notice, the only issue that may be raised by any party in opposition to the actions proposed or available to be taken by the DIP Agent shall be whether, in fact, an Event of Default has occurred and is continuing; provided, further, that during the Remedies Notice Period, the Loan Parties shall be permitted to use Cash Collateral solely to fund expenses critically necessary to preserve the value of the Loan Parties’ business, as reasonably determined by Required DIP Lenders.

Stipulations, Waivers, Releases and Protections

Upon entry of the Interim DIP Order:

1.  The Loan Parties shall stipulate (a) to the validity, extent, security, enforceability, priority and perfection of the Prepetition First Lien Liens and the Prepetition Second Lien Liens, (b) to the amount, validity and lack of defense, counterclaim or offset of any kind to the Prepetition First Lien Secured Obligations and the Prepetition Second Lien Secured Obligations, and (c) that all cash of the Loan Parties constitutes “cash collateral” of the Prepetition First Lien Secured Parties and Prepetition Second Lien Secured Parties for purposes of section 363 of the Bankruptcy Code (“Cash Collateral”) (subject to a challenge period acceptable to the Required DIP Lenders).

2.  The Loan Parties shall waive any right to surcharge pursuant to section 506(c) of the Bankruptcy Code the DIP Collateral with respect to the DIP Lenders, the First Lien Collateral with respect to the Prepetition First Lien Secured Parties and the Second Lien Collateral with respect to the Prepetition Second Lien Secured Parties.

3.  The Loan Parties shall waive the equitable doctrine of “marshalling” against the DIP Collateral with respect to the DIP Lenders, the First Lien Collateral with respect to the Prepetition First Lien Secured Parties and the Second Lien Collateral with respect to the Prepetition Second Lien Secured Parties.

4.  The Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties shall be entitled to the benefit of section 552(b) of the Bankruptcy Code, and the Loan Parties shall waive the “equities of the case exception” under section 552(b) of the Bankruptcy Code with respect to the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties.

5.  The Loan Parties shall waive and forever release and discharge any and all claims and causes of action against each of the DIP Lenders, Prepetition First Lien Secured Parties and Prepetition Second Lien Secured Parties (and their respective related parties and representatives) as of the date of the applicable DIP Order.

6.  No Cash Collateral, proceeds of the DIP Facility, or any cash or other amounts may be used to (a) investigate, challenge, object to or contest the validity, extent, enforceability, security, perfection or priority of any of the DIP Liens, Prepetition First Lien Liens, Prepetition Second Lien Liens, DIP Obligations, Prepetition First Lien Secured Obligations or Prepetition Second Lien Secured Obligations, (b) investigate or initiate any claim or cause of action against any of the DIP Lenders, Prepetition First Lien Secured Parties or Prepetition Second Lien Secured Parties, (c) object to or seek to prevent, hinder or delay or take any action to adversely affect the rights or remedies of the DIP Lenders, the Prepetition First Lien Secured Parties or the Prepetition Second Lien Secured Parties, or (d) seek to approve superpriority claims or grant liens or security interests (other than those expressly permitted under the DIP Documents and the DIP Orders) that are senior to or pari passu with the DIP Liens, DIP Superpriority Claims, the adequate protection liens or claims granted hereunder, the Prepetition First Lien Liens or the Prepetition Second Lien Liens.

7.  The DIP Lenders shall have the unqualified right to credit bid all DIP Obligations and, subject to section 363(k) of the Bankruptcy Code, the Prepetition First Lien Secured Parties shall have the unqualified right to credit bid all Prepetition First Lien Secured Obligations and the Prepetition Second Lien Secured Parties shall have the unqualified right to credit bid all Prepetition Second Lien Secured Obligations.

8.  The DIP Lenders, the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties shall be entitled to good faith protection under Section 364(e) of the Bankruptcy Code.

Expenses and Indemnification

The DIP Credit Agreement shall provide for the payment of all costs and expenses of the DIP Agent and the DIP Lenders, including, without limitation, the payment of all reasonable and documented fees and expenses of the Ad Hoc Group’s Advisors.

The DIP Credit Agreement shall also provide for customary indemnification by each of the Loan Parties, on a joint and several basis, of each of the DIP Lenders (together with their related parties and representatives).

Assignments

The DIP Credit Agreement shall contain assignment provisions that are usual and customary for financings of this type and as determined in accordance with the Documentation Principles, and shall also require that each assignee or participant shall become a party to the Restructuring Support Agreement prior to or concurrently with acquiring any DIP Loans.

Amendments

Usual and customary for facilities of this type requiring the consent of the Required DIP Lenders, except for amendments customarily requiring approval by affected DIP Lenders under the DIP Facility.

“Required DIP Lenders” shall mean DIP Lenders holding greater than 50% of the aggregate amount of commitments in respect of the DIP Facility and/or DIP Loans.

Governing Law

This DIP Facility Term Sheet and the DIP Documents shall be governed by the laws of the State of New York (except as otherwise set forth therein). During the pendency of the Chapter 11 Cases, the Bankruptcy Court shall maintain exclusive jurisdiction with respect to the interpretation and enforcement of the DIP Documents and the exercise of the remedies by the DIP Lenders and preservation of the value of the DIP Collateral.

Counsel to the DIP Lenders	Paul Hastings LLP.

Annex I

Interest and Certain Payments

Interest Rate:	The DIP Loans shall be subject to one-month interest periods and bear interest at a rate per annum equal to the Adjusted SOFR rate (subject to a floor of 0.0%) plus 7.00%.

Interest Payment Dates:	Interest shall be payable in arrears, with respect to any Adjusted SOFR rate borrowings, on the last day of the interest period in effect for such Adjusted SOFR rate borrowing (which shall be no longer than one month) and, with respect to any base rate borrowing, on the last business day of each month, upon any prepayment due to acceleration and at final maturity.

Draw Payment:	The Borrowers shall pay to the DIP Lenders a non-refundable payment equal to 2.50% of aggregate principal amount of DIP Loans drawn, which shall be fully earned, due and payable in cash on the date of any such draw (each a, “Draw Payment”). Each such Draw Payment may be paid in the form of cash netting on the date of draw.

Default Rate:	During the continuance of an event of default, principal, overdue interest, overdue premium and fees and other overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable to such obligations.

Rate and Payment Basis:	All per annum rates shall be calculated on the basis of a year of 360 days. All amounts payable under this DIP Facility Term Sheet shall be made in Dollars.

*         *         *         *

Annex II

Priority	DIP Collateral (other than Unencumbered Assets)[1]	Unencumbered Assets	Claims

First	Carve-Out and Permitted Prior Liens	Carve-Out	Carve-Out

Second	DIP Liens	DIP Liens	DIP Superpriority Claims

Third	First Lien Adequate Protection Liens	First Lien Adequate Protection Liens	First Lien Adequate Protection Claims

Fourth	Prepetition First Lien Liens	Second Lien Adequate Protection Liens	Second Lien Adequate Protection Claims

Fifth	Second Lien Adequate Protection Liens

Sixth	Prepetition Second Lien Liens

[1]	“Unencumbered Assets” means any property or assets of the Loan Parties that is not subject to a First Lien Credit Agreement Lien.

EXHIBIT D

Exit Facility Term Sheet

Pennsylvania Real Estate Investment Trust1

Exit Facility Term Sheet

This term sheet (together with all annexes, exhibits and schedules attached hereto, this “Exit Facility Term Sheet”) sets forth certain material terms of the proposed Exit Facility Credit Agreement (as defined below). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Support Agreement, dated as of December 7, 2023 (together with all annexes, exhibits and schedules attached thereto, in each case, as amended, supplemented or modified in accordance with its terms, the “Restructuring Support Agreement”), to which this Exit Facility Term Sheet is attached.

Borrower

Each of reorganized PREIT Associates, L.P., reorganized PREIT-Rubin, Inc., and Reorganized PREIT (collectively, the “Borrowers”), each as reorganized in connection with and pursuant to the Restructuring.

Guarantors

Each direct or indirect subsidiary of the Borrowers that does not have property-level secured debt, other than certain Excluded Subsidiaries and subject to customary exceptions (collectively, the “Loan Guarantors” and, together with the Borrowers, the “Loan Parties”).

“Excluded Subsidiaries” shall be defined in a manner consistent with the excluded subsidiary concept set forth in the Prepetition First Lien Credit Agreement and Prepetition Second Lien Credit Agreement.

Administrative Agent and Collateral Agent

An entity to be appointed by the Requisite Exit Facility Backstop Parties, and reasonably acceptable to the Borrowers, will act as sole and exclusive administrative agent and collateral agent with respect to the Exit Facility and will perform the duties customarily associated with such roles (in such capacities, the “Agent”).

TL Facility

Senior secured term loan credit facility (the “TL Exit Facility” and the loans thereunder, the “TL Exit Facility Loans”) in an aggregate principal amount equal to (x) 101% multiplied by Term DIP Loans (as defined in the DIP Term Sheet) (it being understood that the Term DIP Loans shall “roll” into the Exit Facility), (y) 101% multiplied by the Prepetition First Lien Claims of the holders thereof electing to “roll” such claims into the Exit Facility and (z) an aggregate principal amount of Exit Facility Loans necessary to refinance the Prepetition First Lien Claims not covered by clause (y) above (the amounts referred to in this clause (z), the “New Money TL Exit Facility Loans”).

The Revolving Exit Facility shall be senior to the TL Exit Facility with respect to the Borrower and Guarantors and the Collateral.

[1]

The Borrowers and the Requisite Exit Facility Backstop Parties may determine to amend and restate the Prepetition First Lien Credit Agreement to give effect to this Term Sheet or enter into a new credit agreement and related documentation.

Revolving Exit Facility

Senior secured revolving loan credit facility (the “Revolving Exit Facility”, and together with the TL Exit Facility, the “Exit Facility”; and the loans thereunder, the “Revolving Exit Facility Loans”, and together with the TL Exit Facility Loans, the “Exit Facility Loans”) having an aggregate principal amount of commitments equal to $75 million.

The Revolving Exit Facility shall be provided by the Exit Facility Backstop Parties unless the Borrower obtains alternative third-party financing in lieu of the Revolving Exit Facility.

The Revolving Exit Facility shall be senior to the TL Exit Facility with respect to the Borrower and Guarantors and the Collateral.

Lenders

The holders of Term DIP Loans, holders of Prepetition First Lien Claims who elect to “roll” such amounts into the Exit Facility, and the Exit Facility Backstop Parties, in each case, as of the Effective Date (the “Exit Facility Lenders”).

Collateral

Secured by substantially all of the assets of the Borrowers and the Guarantors (the “Collateral”), including 100% of the capital stock of first-tier non-loan parties, subject to customary exclusions to be agreed among the Requisite Exit Facility Backstop Parties and the Borrowers.

Maturity	The TL Exit Facility shall mature 5 years from the Effective Date. The Revolving Exit Facility shall mature 91 days prior to the maturity date of the TL Exit Facility.

Amortization	None.

Interest Rate	• Revolving Exit Facility: Term SOFR (subject to a 0.00% per annum floor) plus 5.50% per annum. • TL Exit Facility: Term SOFR (subject to a 0.00% per annum floor) plus 7.00% per annum.

Revolving Exit Facility Upfront Payment

The Borrower shall pay to the Exit Facility Lenders holding commitments in respect of the Revolving Exit Facility a payment in an amount equal to 0.50% of the aggregate principal amount of such commitments, which payment shall be fully earned, due and payable on the Effective Date. Once paid, such payment shall be non-refundable.

Default Rate	2.00%

Call Protection

Upon any optional prepayment and upon any acceleration of the TL Exit Facility Loans (including in connection with any insolvency or bankruptcy proceeding or event), the Borrowers shall pay to the applicable Exit Facility Lenders, with respect to the TL Exit Facility Loans subject to such event, a premium equal to:

•   if such event occurs after the Effective Date through the 12-month anniversary of the Effective Date, 100%;

•   if such event occurs after the 12-month anniversary of the Effective Date through the 24-month anniversary of the Effective Date, 102%;

•   if such event occurs after the 24-month anniversary of the Effective Date through the 36-month anniversary of the Effective Date, 103%;

•   if such event occurs after the 36-month anniversary of the Effective Date through the date that is 48 months after the Effective Date, 102%;

•   if such event occurs after the 48 months after the Effective Date through the date that is 54 months after the Effective Date, 101%; and

•   if such event occurs after the date that is 54 months after the Effective Date, 100%.

The Exit Facility Credit Agreement shall provide that (x) the call protection is payable upon any acceleration or insolvency or bankruptcy proceeding or event; and (y) any prepayments of the Exit Facility from the net proceeds of asset sales will be at 100%, regardless of when they occur.

Financial Covenant

Financial covenants shall be limited to a minimum Liquidity Covenant, as follows: Liquidity (as defined below) of the Loan Parties shall not be less than $10 million in the aggregate as of the end of each calendar month.

“Liquidity” means the sum of (i) unrestricted cash of the Borrowers held in deposit accounts that are subject to deposit account control agreements, plus (ii) availability under revolving credit facilities of the Loan Parties, plus (iii) up to $5,000,000 held in the Deposit Accounts excluded from the Collateral.

Optional and Mandatory Prepayments

The Exit Facility Credit Agreement will contain optional and mandatory prepayment provisions that are usual and customary for transactions of this type and satisfactory to the Loan Parties and Requisite Exit Facility Backstop Parties.

Affirmative and Negative Covenants

The Exit Facility Credit Agreement will contain affirmative and negative covenants that are usual and customary for transactions of this type and satisfactory to the Loan Parties and Requisite Exit Facility Backstop Parties; provided, that (x) in lieu of the Revolving Exit Facility, the Loan Parties shall be permitted to incur a revolving credit facility of at least $75 million (which shall be senior to the TL Exit Facility on terms acceptable to the Requisite Exit Facility Backstop Parties); and (y) the Loan Parties shall not be subject to any performance covenants under the Prepetition First Lien Credit Agreement.

Real Property Asset Sales and Permitted Financing

The Exit Facility Credit Agreement shall permit asset sales of real property and the incurrence of additional financing on real property if the sale price or proceeds of such financing, as applicable, is equal to or greater than an amount set forth on a revised schedule of release prices to be mutually agreed (for each such property, the “Revised Release Price”). The liens on such real property shall be released in connection with any such asset sale or real property financing; provided that the proceeds thereof shall be applied in a manner to be agreed among the Borrower and Requisite Exit Facility Backstop Parties.

Conditions Precedent

The Exit Facility Credit Agreement will contain conditions precedents that are usual and customary for transactions of this type and satisfactory to the Loan Parties and Requisite Exit Facility Backstop Parties; provided, that the Revolving Exit Facility shall only be entered into to the extent Reorganized PREIT (together with its consolidated subsidiaries) is expected to have less than $75 million in unrestricted cash on the Effective Date above any amount necessary to satisfy the minimum liquidity covenant and no alternative third-party financing in lieu of the Revolving Exit Facility shall have been obtained with the consent of the Requisite Exit Facility Backstop Parties.

Use of Proceeds

Proceeds of the Exit Facility Credit Agreement shall be used (i) to refinance the Term DIP Loans and Prepetition First Lien Claims as set forth herein, (ii) to pay transaction fees and expenses and other amounts acceptable to the Requisite Exit Facility Backstop Parties on or about the Effective Date, (iii) for remargin payments approved by the requisite Exit Facility Lenders, (iv) to make Cash distributions under the Plan (including the Equity Distribution), and (v) for general corporate purposes of the Loan Parties, including for permitted acquisitions or investment in both facility and non-facility properties.

Representations and Warranties

The Exit Facility Credit Agreement will contain representations and warranties that are usual and customary for transactions of this type and satisfactory to the Loan Parties and Requisite Exit Facility Backstop Parties.

Events of Default

The Exit Facility Credit Agreement will contain events of default that are usual and customary for transactions of this type and satisfactory to the Loan Parties and Requisite Exit Facility Backstop Parties.

Voting

Subject to usual and customary “sacred” rights to be agreed among the Loan Parties and the Requisite Exit Facility Backstop Parties, amendments shall require the consent of Exit Facility Lenders holding a majority in aggregate principal amount of commitments in respect of Exit Facility Loans and/or Exit Facility Loans; provided, that there shall not be any limitation on voting by affiliates of the Borrowers.

Documentation

The Exit Facility will be evidenced by a credit agreement (the “Exit Facility Credit Agreement”), and the related notes (if any), security agreements, pledge agreements, control agreements, guarantees, mortgages and other legal documentation or instruments required to be delivered in connection with the foregoing by the Requisite Exit Facility Backstop Parties (collectively, the “Exit Facility Documents”), in each case, giving effect to the terms of this Exit Facility Term Sheet and in form and substance acceptable to the Loan Parties and the Requisite Exit Facility Backstop Parties.

The Exit Facility Documents shall contain terms and conditions customary for senior secured financing agreements and consistent with this Exit Facility Term Sheet and shall otherwise be in form and substance satisfactory to the Agent, the Requisite Exit Facility Backstop Parties, and the Loan Parties.

Governing Law	New York

Counsel to the Agent and the Lenders	Paul Hastings LLP

EXHIBIT E

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of December [•], 2023 (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), by and among the Company Parties and the Consenting Lenders party thereto. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Agreement to be Bound. The Joinder Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the provisions hereof). The Joinder Party shall hereafter be deemed to be a “Consenting Lender” and a “Party” for all purposes under the Agreement and with respect to all Company Claims/Interests held such Joinder Party.

2. Representations and Warranties. The Joinder Party hereby makes the representations and warranties of the Parties and Consenting Lenders set forth in the Agreement to each other Party.

3. Notice. The Joinder Party shall deliver an executed copy of this joinder agreement (the “Joinder”) to the counsel to the Parties identified in Section 13.10 of the Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Date Executed:

Name:
Title:
Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Prepetition Revolving Loan Claims

Prepetition First Lien Term Loan Claims

Prepetition Second Lien Claims

Property-Level Debt Claims

Preferred Equity Interests

Common Equity Interests